Filed Pursuant to Rule 424(b)(5)
Registration No. 333-277373

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 26, 2024)

$1,200,000,000

0% Convertible Senior Notes due 2031

We are offering $1,200,000,000 principal amount of our 0% Convertible Senior Notes due 2031 (the “notes”). The notes will not bear regular interest, and the principal amount of the notes will not accrete. Special interest will accrue on the notes in the circumstances and at the rates described in this prospectus supplement. The notes will mature on June 15, 2031 unless earlier converted, redeemed or repurchased.

Holders may convert all or any portion of their notes at their option at any time prior to the close of business on the business day immediately preceding March 15, 2031 only upon satisfaction of one or more of the following conditions: (1) at any time during the 30 consecutive trading day period beginning on, and including, the 21st trading day of any calendar quarter commencing after the calendar quarter ending on September 30, 2026, if the last reported sale price of our common stock, par value $0.0001 per share (our “common stock”), exceeds 130% of the conversion price for each of at least five trading days (whether or not consecutive) during the first 20 consecutive trading days of such calendar quarter; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” (as defined in this prospectus supplement) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; (3) if we call such notes for redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date, but only with respect to the notes called (or deemed called, in the case of an optional redemption) for redemption; or (4) upon the occurrence of specified corporate events. On or after March 15, 2031 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes at their option at any time, regardless of the foregoing conditions. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The conversion rate will initially be 0.9611 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $1,040.47 per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued and unpaid special interest, if any. In addition, following certain corporate events that occur prior to the maturity date or if we deliver a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or convert its notes called (or deemed called, in the case of an optional redemption) for redemption during the related redemption period (as defined in this prospectus supplement), as the case may be.

We may not redeem the notes prior to June 20, 2029, except in the event of a cleanup redemption as described below. We may redeem for cash all or any portion of the notes (subject to the partial redemption limitation described in this prospectus supplement), at our option, on a redemption date on or after June 20, 2029 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide the related notice of redemption. We refer to such redemption at our option as an “optional redemption” in this prospectus supplement. In addition, we may redeem for cash all, but not less than all, of the notes at any time if the principal amount of the notes outstanding at such time is less than 25% of the aggregate principal amount of the notes initially issued under the indenture. We refer to such redemption at our option as a “cleanup redemption” in this prospectus supplement. The redemption price for any optional redemption or cleanup redemption will be 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid special interest, if any, but excluding, the relevant redemption date. No sinking fund is provided for the notes.

If we undergo a “fundamental change” (as defined in this prospectus supplement), then, subject to certain conditions and except as described in this prospectus supplement, holders may require us to repurchase for cash all or any portion of their notes at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid special interest, if any, to, but excluding, the fundamental change repurchase date.

The notes will be our general unsecured obligations and will rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment with all of our existing and future liabilities that are not so subordinated; effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our current or future subsidiaries.

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” on page S-17 of this prospectus supplement and page 5 of the accompanying prospectus, as well as those contained in the other documents that are incorporated by reference into this prospectus supplement and any related free writing prospectus. You should carefully read this entire prospectus supplement and the accompanying prospectus, including any information incorporated by reference herein and therein, before deciding whether to purchase our securities.

	Per Note	Total(2)
Public offering price	100.0%	$1,200,000,000
Underwriting discounts and commissions(1)	2.0%	$24,000,000
Proceeds, before expenses, to us	98.0%	$1,176,000,000

(1)	See “Underwriting” for a description of compensation to the underwriters.
(2)	Assumes no exercise of the underwriters’ over-allotment option.

We have granted the underwriters the right to purchase, exercisable for 13 days from the date beginning on, and including, the date on which the notes are first issued, up to an additional $150,000,000 aggregate principal amount of notes, solely to cover over-allotments, if any.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on the Nasdaq Global Market under the symbol “SITM”. The last reported sale price of our common stock on the Nasdaq Global Market on May 19, 2026 was $693.66 per share.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be offered under this prospectus supplement or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about May 22, 2026, which will be the second business day following the initial trade date for the notes (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day preceding the settlement date should consult their own advisors.

Book-Running Managers

Wells Fargo Securities	Goldman Sachs & Co. LLC

Barclays	UBS Investment Bank	Morgan Stanley

Financial Advisor to SiTime Corporation

HudsonWest

The date of this prospectus supplement is May 19, 2026

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus relate to an offering of notes. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference herein or therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date the statement in the document having the later date modifies or supersedes the earlier statement.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, is accurate only as of the respective dates of the documents in which the information is contained. Before buying any of the notes that we are offering, it is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. See the sections titled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus.

We and the underwriters are offering to sell, and seeking offers to buy, notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. This prospectus supplement and the accompanying prospectus contain and incorporate by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and elsewhere in this prospectus supplement and accompanying prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus. Accordingly, investors should not place undue reliance on this information.

Information contained on, or that can be accessed through, our website does not constitute part of this prospectus supplement or the accompanying prospectus.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “SiTime,” “the company,” “we,” “us,” “our” and similar references refer to SiTime Corporation, a corporation under the laws of the State of Delaware, and its consolidated subsidiaries.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the notes. For a more complete understanding of our company and this offering, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the factors described in the section titled “Risk Factors” in this prospectus supplement beginning on page S-17 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Company Overview

The ability to accurately measure and reference time has been essential to humankind’s greatest inventions and technological advances. Timing technology has continued to evolve over centuries, underpinning broader technological evolution and is the heartbeat of digital electronic systems. Timing ensures that the system runs smoothly and reliably by providing and distributing clock signals to various critical components such as central processing units, communication and interface ICs, and radio frequency components. As electronics evolve to deliver higher performance, connectivity, and intelligence, even in increasingly challenging environments, while also being more complex and size-constrained, we believe they will require more sophisticated semiconductor-based timing solutions that cannot be developed in legacy quartz crystal-based technologies. Precision timing, a category that SiTime created (“Precision Timing”) fills this need with the performance, resilience, reliability, power, size, and cost that is required by these applications.

We are a leading provider of Precision Timing solutions to the global electronics industry. Our Precision Timing products are the heartbeat of our customers’ electronic systems, providing the timing functionality that is needed for electronics to operate reliably and accurately. We provide Precision Timing solutions that are differentiated by high performance, high resilience, and high reliability, along with programmability, small size, and low power consumption. Our products have been designed into over 400 applications across our target markets, including artificial intelligence (“AI”) systems, datacenter, communications, and enterprise, automotive, industrial, aerospace, defense, mobile, Internet of Things (“IoT”), and consumer. Our current solutions include various types of oscillators, as well as clock integrated circuits (“ICs”), resonators, and synchronization software.

According to Dedalus Consulting – Frequency Control Components: Global Markets by Products, End-users, Applications & Competition: 2024-2030 Analysis & Forecasts and our estimates, we believe that the total timing market is approximately $11 billion in size and growing. Dedalus Consulting estimates that oscillators, clocks and standalone resonators will represent total addressable markets of approximately $4 billion, $3 billion and $4 billion, respectively, by 2027. Since our founding, we have focused on the high-end portion of the market, i.e. Precision Timing. Historically, our revenue has been substantially derived from sale of oscillator systems across our target end markets. In the past, we have benefitted from the strong growth in AI datacenter deployments. At the time of our initial public offering in 2019, we estimated that our serviceable addressable market was $1 billion, and we estimate that our serviceable addressable market will reach $4 billion by 2027. We calculate that the revenue from the end markets we serve has evolved over time from 12% in communications, enterprise and datacenter, 23% in automative, industrial and aerospace, and 65% in consumer, mobile, and IoT in 2019, to 53% in communications, enterprise and datacenter, 23% in automative, industrial and aerospace, and 24% in consumer, mobile, and IoT in the twelve-month period ended December 31, 2025. Additionally, the cumulative number of units shipped by us since inception expanded from over 1.5 billion in 2019 to approximately 4 billion in 2026, and since our initial public offering in 2019, the number of end customers with over $5 million in annual revenue grew from two to eleven.

Our all-silicon solutions are based on four fundamental areas of technical expertise: micro-electro-mechanical systems (“MEMS”), analog mixed-signal design, advanced system-level integration, and software. This expertise, along with the knowledge of our customers’ systems, gives our products a significant edge as we address customers’ complex timing problems. In this aspect, we believe we are different than quartz-based oscillator and resonator providers, who typically have expertise in designing and manufacturing resonator components, but usually outsource the analog circuit design and packaging. We also have a deep understanding of the mechanical, electrical, and thermal properties of materials, which is a key requirement for developing our proprietary MEMS processes. To maximize MEMS first-silicon success, we have also developed our own MEMS simulation tools. We are also different in that our MEMS resonators are made using semiconductor technology which has significant benefits in features, performance, manufacturing, and cost, while the quartz resonator and oscillator suppliers use quartz crystal material.

Our silicon MEMS process has proprietary simulation tools which we estimate can accelerate development by up to two years. Based on our internal estimates, our OCXOs deliver up to five times better performance compared to quartz OCXOs in combination of power, size, performance and resilience metrics, and our TCXOs deliver up to five times better stability compared to quartz TCXOs. In addition to other packages, we have 10 internally developed packages that, based on our internal estimates, we believe would take up to 10 years to replicate. These internally developed packages, combined with our systems expertise, enable us to deliver up to 50 times better resilience than comparable quartz-based solutions. We have also developed our own test tools that we believe deliver up to two times better testing throughput. Additionally, we believe that our 1588 synchronization software integrated with our timing devices delivers up to nine times better time accuracy than quartz.

Compared to traditional clock IC suppliers, we are different in that we design the resonator in-house and can integrate it into the clock IC package. Our analog/mixed-signal die are developed using industry-standard processes and deliver high levels of performance using programmable phase-locked loops, temperature sensors, regulators, data converters, drivers and other building blocks. Unlike most clock IC vendors, we do not rely on quartz vendors to provide the quartz resonator clock reference that is required for their clock ICs to function. Our expertise creates supply chain advantages for us and most importantly, enables us to design and build complete timing systems that result in performance advantages, providing a complete solution to the customer.

Today’s newer applications are driving the need for faster connectivity and lower latency, even when the electronics is subject to non-ideal conditions. Our Precision Timing solutions are designed to be resilient to such harsh environmental stressors which provides a benefit to our customers. For example, AI Infrastructure equipment is becoming more dense, and is subject to rapid temperature changes within the system, but still needs to deliver maximum performance and reliability. In the communications market, a 5G small cell radio mounted on a pole next to a road or rail line is subject to the vibration of passing heavy trucks or trains. These conditions make our Precision Timing solutions a natural choice in such applications. Our solutions are also utilized in automotive electronics, including advanced driver assistance systems for self-driving cars, which require increased timing accuracy. For the industrial market, our products offer programmability and high reliability for the diverse operating conditions of industrial equipment, including high temperatures, mechanical shock, and vibration. For the aerospace and defense market, our solutions provide high reliability and lower acceleration sensitivity for end products that operate in rugged conditions. For the mobile, IoT and consumer market, our timing solutions offer high performance at optimal power consumption and size, as our customers fit more functionality into smaller devices.

In all of these markets, the trend for increased data transfer at higher speeds and demand for lower latency continues to grow. This requires higher levels of performance in timing and synchronization. Additionally, as electronics continue to proliferate in all industries and areas of our daily life, digital devices are increasingly subjected to less controlled environments, making resiliency to environmental stressors ever more important. These industry trends place higher demands on timing components, increasing the importance of resilient and reliable Precision Timing.

SiTime is now a key provider of all differentiated products in timing - oscillators, clocks, and resonators - combined with synchronization software and deep engineering expertise in Precision Timing solutions.

We sell our products primarily through distributors, who in turn sell to our end customers. We also sell products directly to some of our end customers. We leverage our global network of distributors to address the broad set of end markets we serve. For our largest accounts, dedicated sales personnel work with the end customer to ensure that our solutions fully address the end customer’s timing needs. Our smaller customers can select the optimum timing solution for their needs by working directly with our sales personnel or distributors or by shopping on our online store, SiTimeDirect™.

We operate a fabless business model, where we outsource manufacturing to semiconductor industry suppliers, which allows us to focus on, and excel in, the design, marketing, and sales of our products. A fabless infrastructure gives us production flexibility and the ability to scale capacity up and down to meet demand. While this model allows us to operate with lower capital expenditure investment than other semiconductor companies that own fabrication plants (“fabs”), we may be required to make such investments from time to time primarily to strengthen our supply chain and optimize our costs. These investments could put downward pressure on our gross margins if demand for our products does not materialize as expected. Further, this model could also subject us to supply constraints, when demand for our products is higher than anticipated, resulting in increased costs and impacting our gross margins. Our programmable architecture also plays a key role in ensuring optimal production flexibility. In contrast to products offered by traditional timing device suppliers, our products are batch produced and then custom programmed to customer needs, allowing us to offer shorter lead times and the ability to meet custom requirements more easily.

Pending Acquisition

On February 4, 2026, we entered into an asset purchase agreement with Renesas Electronics America Inc., a California corporation (“Renesas”), pursuant to which Renesas will, and will cause certain of its affiliates to, sell, transfer, assign and convey to SiTime all of their right, title and interest in, to and under certain assets related to the timing business of Renesas Electronics Corporation (the “Acquired Business”; and such acquisition, the “Acquisition”). The Acquisition is expected to close in the third quarter of calendar 2026, subject to customary closing conditions for an aggregate purchase price of approximately $1.5 billion in cash and 4,130,644 shares of our common stock, subject to certain adjustments as set forth in the asset purchase agreement. On May 8, 2026, at 11:59 p.m. Eastern Time, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), expired in connection with the Acquisition, satisfying one of the key regulatory requirements for the Acquisition.

In connection with our entry into the Asset Purchase Agreement, we entered into a debt financing commitment letter (the “Commitment Letter”) with certain of the underwriters and/or their affiliates (the “commitment banks”), pursuant to which the commitment banks committed to provide us with debt financing to fund a portion of the cash consideration in an aggregate principal amount of up to $900.0 million in the form of a 364-day senior secured bridge loan facility (the “Bridge Facility”), subject to customary conditions. We are conducting this offering as permanent financing in lieu of the Bridge Facility and we expect the commitments under the Commitment Letter to terminate upon the closing of this offering. We expect to pay the cash consideration for the Acquisition with the net proceeds of this offering and our existing cash and cash equivalents.

Corporate Information

We were incorporated in Delaware on December 3, 2003. Our principal executive offices are located at 5451 Patrick Henry Drive, Santa Clara, California 95054, and our telephone number is (408) 328-4400. Our corporate website address is www.sitime.com. Information contained on or accessible through our website is not a part of this prospectus supplement and the accompanying prospectus and should not be relied on in determining whether to make an investment decision. The inclusion of our website address in this prospectus supplement and the accompanying prospectus is an inactive textual reference only.

This prospectus supplement and the accompanying prospectus contain references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus supplement and the accompanying prospectus, including logos, artwork, and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. A more detailed description of the terms and conditions of the notes is contained under the caption “Description of Notes” in this prospectus supplement. As used in this section, “we,” “our,” and “us” refer to SiTime Corporation and not to its consolidated subsidiaries, and the common stock of SiTime Corporation, par value $0.0001 per share, is referred to as our “common stock.”

Issuer	SiTime Corporation, a Delaware corporation.

Securities	$1,200,000,000 principal amount of 0% Convertible Senior Notes due 2031 (plus up to an additional $150,000,000 principal amount pursuant to the underwriters’ over-allotment option).

Maturity	June 15, 2031 unless earlier converted, redeemed or repurchased.

No Regular Interest; Special Interest	The notes will not bear regular interest, and the principal amount of the notes will not accrete. We will pay special interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under the caption “Description of Notes—Events of Default.”

Any special interest will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2026 (if and to the extent that special interest is then payable on the notes).

Conversion Rights	Holders may convert all or any portion of their notes, in integral multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding March 15, 2031 only upon satisfaction of one or more of the following conditions:

•

at any time during the 30 consecutive trading day period beginning on, and including, the 21st trading day of any calendar quarter commencing after the calendar quarter ending on September 30, 2026, if the last reported sale price of our common stock exceeds 130% of the conversion price for each of at least five trading days (whether or not consecutive) during the first 20 consecutive trading days of such calendar quarter;

•

during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under the caption “Description of Notes—Conversion Rights—Conversion upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day;

•	if we call such notes for redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date, but only with respect to the notes called (or deemed called, in the case of an optional redemption) for redemption; or

•	upon the occurrence of specified corporate events described under the caption “Description of Notes—Conversion Rights—Conversion upon Specified Corporate Events.”

On or after March 15, 2031 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes, in integral multiples of $1,000 principal amount, at their option at any time, regardless of the foregoing conditions.

The conversion rate for the notes is initially 0.9611 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $1,040.47 per share of common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a “daily conversion value” (as defined under the caption “Description of Notes—Conversion Rights—Settlement upon Conversion”) calculated on a proportionate basis for each trading day in a 40 trading day “observation period” (as defined under the caption “Description of Notes—Conversion Rights—Settlement upon Conversion”). See the caption “Description of Notes—Conversion Rights—Settlement upon Conversion.”

In addition, following certain corporate events that occur prior to the maturity date or if we deliver a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or convert its notes called (or deemed called, in the case of an optional redemption) for redemption during the related redemption period (as defined under the caption “Description of Notes—Conversion Rights—General”), as the case may be, as described under the caption “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid special interest, if any, upon conversion of a note, except in limited circumstances. Instead, any accrued and unpaid special interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

Redemption at Our Option	Except as described below opposite the caption “—Cleanup Redemption,” we may not redeem the notes prior to June 20, 2029. We may redeem for cash all or any portion of the notes (subject to the partial redemption limitation described in the next succeeding sentence), at our option, on a redemption date on or after June 20, 2029 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide the related notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid special interest, if any, but excluding, the redemption date. If we redeem less than all the outstanding notes in an optional redemption, at least $150 million aggregate principal amount of notes must be outstanding and not subject to redemption as of, and after giving effect to, delivery of the relevant notice of redemption. No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. See the caption “Description of Notes—Redemption—General” and “—Optional Redemption.”

Cleanup Redemption	We may redeem for cash all, but not less than all, of the notes at any time if the principal amount of the notes outstanding at such time is less than 25% of the aggregate principal amount of the notes initially issued under the indenture at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid special interest, if any, but excluding, the redemption date. We refer to such redemption at our option as a “cleanup redemption” in this prospectus supplement. See “Description of Notes—Redemption—General” and “—Cleanup Redemption.”

Fundamental Change	If we undergo a “fundamental change” (as defined in this prospectus supplement under the caption “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), then, subject to certain conditions and except as described in this prospectus supplement, holders may require us to repurchase for cash all or any portion of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid special interest, if any, to, but excluding, the fundamental change repurchase date. See the caption “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Ranking	The notes will be our general unsecured obligations and will rank:

•	senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment with all of our liabilities that are not so subordinated;

•	effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all indebtedness and other liabilities (including trade payables) of our current or future subsidiaries.

As of March 31, 2026, we had no indebtedness for borrowed money on a consolidated basis. On a pro forma basis after giving effect to the Acquisition and the issuance of the notes, our total consolidated indebtedness would have been $1.2 billion, assuming no exercise of the underwriters’ over-allotment option, or $1.35 billion assuming full exercise of the underwriters’ over-allotment option. In addition, following the closing of this offering, we may enter into a senior secured revolving credit facility with one or more of the underwriters, their affiliates and/or other financial institutions providing up to $200 million in revolving loans.

The indenture that will govern the notes will not limit the amount of debt or other liabilities that we or our current or future subsidiaries may incur.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $1.17 billion (or approximately $1.32 billion if the underwriters exercise in full their over-allotment option), after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds from this offering (i) to pay for a portion of the cash consideration of the Acquisition, (ii) to pay the $108.0 million cost of the capped call transactions described below opposite the caption “Capped Call Transactions” and (iii) the remainder, if any, for general corporate purposes, which may include working capital, operating expenses, capital expenditures and general and administrative expenses. See the caption “Use of Proceeds.”

If the underwriters exercise their over-allotment option, we expect to use a portion of the net proceeds from the sale of the additional notes to enter into additional capped call transactions and the remainder for the purposes described under (iii) above.

Book-Entry Form

The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes	The notes are new securities, and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. Certain of the underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Material U.S. Federal Income Tax Considerations	For a discussion of certain material U.S. federal income tax considerations of the ownership, disposition and conversion of the notes, and the ownership and disposition of shares of our common stock, if any, into which the notes may be converted, see the caption “Material U.S. Federal Income Tax Considerations.”

Capped Call Transactions	In connection with the pricing of the notes, we entered into capped call transactions with the underwriters or affiliates thereof and certain other financial institutions (the “option counterparties”). The capped call transactions cover, subject to customary adjustments, the number of shares of our common stock initially underlying the notes. The capped call transactions are expected generally to reduce the potential dilution to our common stock upon any conversion of notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap. If the underwriters exercise their over-allotment option, we expect to use a portion of the net proceeds from the sale of the additional notes to enter into additional capped call transactions with the option counterparties.

In connection with establishing their initial hedges of the capped call transactions, we expect the option counterparties or their respective affiliates will enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes, including with certain investors in the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during the 40 trading day period beginning on the 41st scheduled trading day prior to the maturity date of the notes, or, to the extent we exercise the relevant election under the capped call transactions, following any repurchase, redemption or conversion of the notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares, if any, and value of the consideration that you will receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with these capped call transactions, see the captions “Risk Factors—Risks Related to the Notes—The capped call transactions may affect the market price of the notes and our common stock” and “Plan of Distribution—Capped Call Transactions.”

Trading Symbol for Our Common Stock	Our common stock is listed on the Nasdaq Global Market under the symbol “SITM.”

Trustee, Paying Agent, Security Registrar and Conversion Agent	U.S. Bank Trust Company, National Association.

Risk Factors	Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” on page S-17 of this prospectus supplement and page 5 of the accompanying prospectus, as well as those contained in the other documents that are incorporated by reference into this prospectus supplement and any related free writing prospectus. You should carefully read this entire prospectus supplement and the accompanying prospectus, including any information incorporated by reference herein and therein, before deciding whether to purchase our securities.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following tables set forth certain historical financial information for us, as well as certain pro forma financial information after giving effect to the Acquisition.

Our Summary Historical Financial Information

The following tables set forth, for the periods and at the dates indicated, our summary consolidated financial information. The summary consolidated statements of operations data and the summary consolidated balance sheet information presented below are derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2025, 2024, and 2023, and our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2026 and 2025, in each case incorporated by reference in this prospectus supplement and the accompanying prospectus. The following summary consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future and our results for the three months ended March 31, 2026 are not necessarily indicative of results to be expected for the full year.

Consolidated Statements of Operations Data

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025	2024	2023
	(in thousands, except per share data)
Revenue	$113,567	$60,314	$326,660	$202,697	$143,993
Cost of revenue	46,612	29,978	151,674	98,203	61,905

Gross profit	66,955	30,336	174,986	104,494	82,088
Operating expenses:
Research and development	32,738	30,026	118,893	106,855	97,589
Selling, general and administrative	38,937	26,856	116,504	102,157	83,971
Acquisition related costs	7,619	1,562	6,567	10,722	7,728

Total operating expenses	79,294	58,444	241,964	219,734	189,288
Loss from operations	(12,339)	(28,108)	(66,978)	(115,240)	(107,200)

Interest income	7,310	4,294	24,830	22,883	26,958
Other (expense) income, net	(174)	4	(157)	(758)	(141)

Loss before income taxes	(5,203)	(23,810)	(42,305)	(93,115)	(80,383)
Income tax expense	(14)	(67)	(598)	(486)	(152)

Net loss	$(5,217)	$(23,877)	$(42,903)	$(93,601)	$(80,535)

Net loss attributable to common stockholders and comprehensive loss	$(5,217)	$(23,877)	$(42,903)	$(93,601)	$(80,535)
Net loss per share attributable to common stockholders, basic and diluted	$(0.20)	$(1.01)	$(1.72)	$(4.05)	$(3.63)
Weighted-average shares used to compute basic and diluted net loss per share	26,343	23,653	24,967	23,118	22,188

Condensed Consolidated Balance Sheets

	As of
	March 31, 2026	December 31, 2025	December 31, 2024	December 31, 2023
	(in thousands)
Assets:
Current assets:
Cash and cash equivalents	$498,476	$16,759	$6,106	$9,468
Short-term investments in held-to-maturity securities	290,188	791,648	412,728	518,733
Accounts receivable, net	54,997	45,040	38,209	21,861
Inventories	91,122	81,557	76,741	65,539
Prepaid expenses and other current assets	14,433	14,275	10,276	7,641

Total current assets	949,216	949,279	544,060	623,242
Property and equipment, net	106,661	105,114	82,475	54,685
Intangible assets, net	141,572	147,366	163,558	177,079
Right-of-use assets, net	3,479	4,089	6,569	8,262
Goodwill	87,098	87,098	87,098	87,098
Other assets	4,831	1,753	1,199	1,317

Total assets	$1,292,857	1,294,699	884,959	951,683

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$22,914	$21,327	$22,894	$8,690
Accrued expenses and other current liabilities	53,168	62,678	85,555	112,704

Total current liabilities	76,082	84,005	108,449	121,394
Other non-current liabilities	57,797	54,512	76,791	122,237

Total liabilities	133,879	138,517	185,240	243,631

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value - 200,000 shares authorized; 26,397, 26,299, 23,598 and 22,692 shares issued and outstanding at March 31, 2026 and December 31, 2025, 2024 and 2023	3	3	2	2
Additional paid-in capital	1,389,096	1,381,083	881,718	796,450
Accumulated deficit	(230,121)	(224,904)	(182,001)	(88,400)

Total stockholders’ equity	1,158,978	1,156,182	699,719	708,052

Total liabilities and stockholders’ equity	$1,292,857	$1,294,699	$884,959	$951,683

Summary Unaudited Pro Forma Financial Information

The following tables set forth, for the periods and at the dates indicated, our summary unaudited pro forma financial information after giving effect to the Acquisition derived from our unaudited pro forma condensed combined financial information and the notes thereto contained in our Current Report on Form 8-K filed with the SEC on May 19, 2026, incorporated by reference in this prospectus supplement (the “Pro Forma Financial Information”), which you should review in connection with the following summary. The Pro Forma Financial Information has been prepared by us using the acquisition method of accounting in accordance with GAAP, with SiTime as the acquiring entity for accounting purposes, and reflects estimates and assumptions deemed appropriate by our management, with respect to the unaudited pro forma condensed combined balance sheet, giving effect to the Acquisition and financing as if they had been completed on March 31, 2026, and with respect to the unaudited pro forma condensed combined income statements for the three months ended March 31, 2026 and for the year ended December 31, 2025, giving effect to the Acquisition and financing as if they had been completed on January 1, 2025.

Assumptions and estimates underlying the pro forma adjustments to the Pro Forma Financial Information are described in the notes thereto. Because the Pro Forma Financial Information has been prepared in advance of the completion of the Acquisition, the final amounts recorded upon closing will differ, perhaps materially, from the information presented. These estimates are subject to change pending further review of the assets acquired and additional information available at the time of the closing of the Acquisition.

The summary of the Pro Forma Financial Information below has been presented for illustrative purposes only and is not necessarily indicative of the results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated or the future consolidated results of operations or financial position of the combined company.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2026 Pro Forma Combined
(in thousands)
Assets:
Current assets
Cash and cash equivalents	$362,534
Short-term investments in held-to-maturity securities	—
Accounts receivable, net	54,351
Inventories	101,578
Prepaid expenses and other current assets	14,433

Total Current assets	$532,896
Property and equipment, net	112,403
Intangible assets, net	1,704,148
Right-of-use assets, net	5,003
Goodwill	2,989,176
Other assets	2,831

Total Assets	$5,346,457

Liabilities and Stockholders’ Equity:
Current liabilities
Accounts payable	$22,914
Accrued expenses and other current liabilities	48,797

Total Current liabilities	$71,711
Non Current liabilities
Other non-current liabilities	1,274,591

Total Liabilities	$1,346,302

Commitments and Contingencies
Stockholders’ equity
Common stock	3
Additional paid-in capital	4,267,908
Accumulated deficit	(267,756)

Total Stockholders’ Equity	4,000,155

Total Liabilities and Stockholders’ Equity	$5,346,457

Unaudited Pro Forma Condensed Combined Income Statement

For the Three Months Ended March 31, 2026 Pro Forma Combined
(in thousands, except per share data)
Revenue	$182,227
Cost of revenue	111,277

Gross profit	70,950
Operating expenses:
Research and development	42,866
Selling, general and administrative	41,100
Acquisition related costs	7,619

Total operating expenses	91,585

Income (loss) from operations	$(20,635)
Interest income	6,108
Other expense, net	2,198

Income (loss) before income taxes	$(16,725)
Income tax expense	14

Net income (loss)	$(16,739)

Weighted average shares outstanding
Basic	29,909
Diluted	29,909
Earnings per share
Basic	$(0.56)
Diluted	$(0.56)

Unaudited Pro Forma Condensed Combined Income Statement

For the Year Ended December 31, 2025 Pro Forma Combined
(in thousands, except per share data)
Revenue	$532,815
Cost of revenue	403,274

Gross profit	129,541
Operating expenses:
Research and development	156,450
Selling, general and administrative	124,615
Acquisition related costs	42,852

Total operating expenses	323,917

Income/(loss) from operations	$(194,376)
Interest income	12,216
Other expense, net	9,579

Income/(loss) before income taxes	$(191,739)
Income tax expense	598

Net profit/(loss)	$(192,337)

Weighted average shares outstanding
Basic	28,533
Diluted	28,533
Earnings per share
Basic	$(6.74)
Diluted	$(6.74)

RISK FACTORS

An investment in the notes involves significant risks. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those incorporated by reference in this prospectus supplement from our most recent Annual Report on Form 10-K for our year ended December 31, 2025, and Quarterly Report on Form 10-Q for our quarter ended March 31, 2026 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Any of these risks could have a material adverse effect on our business, operating results and financial condition, which could cause you to lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may affect our business and operations. As such, you should not consider this list to be a complete statement of all potential risks or uncertainties.

Risks Related to the Notes

The notes are effectively subordinated to any of our secured debt and any liabilities of our subsidiaries.

The notes will be our general unsecured obligations and will rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment with all of our existing and future liabilities that are not so subordinated; effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our current or future subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture that will govern the notes will not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our current or future subsidiaries from incurring additional liabilities. In addition, following the closing of this offering, we may enter into a senior secured revolving credit facility with one or more of the underwriters, their affiliates and/or other financial institutions providing for revolving loans in a principal amount up to $200 million.

As of March 31, 2026, we had no indebtedness for borrowed money on a consolidated basis. On a pro forma basis after giving effect to the Acquisition and the issuance of the notes, our total consolidated indebtedness would have been $1.2 billion, assuming no exercise of the underwriters’ over-allotment option, or $1.35 billion, assuming full exercise of the underwriters’ over-allotment option.

The notes are our obligations only and, post-Acquisition, a portion of our operations will be conducted through, and a portion of our consolidated assets will be held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our operating subsidiaries. Post-Acquisition, a portion of our operations will be conducted through, and a portion of our consolidated assets will be held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, will depend in part on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our existing and future subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions in any of our future debt instruments, and are subject to other business considerations.

Servicing our debt may require a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt, including the notes.

Our ability to make repayments of the principal of, to pay any interest on or to refinance our indebtedness, including the notes, and to pay any cash amounts due upon conversion of the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional debt or equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Regulatory actions, changes in market conditions and other events may adversely affect the trading price and liquidity of the notes and the ability of investors to implement a convertible arbitrage trading strategy.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling shares of common stock. We cannot assure you that market conditions will permit investors to implement this type of strategy, whether on favorable pricing and other terms or at all. If market conditions do not permit investors to implement this type of strategy, whether on favorable pricing and other terms or at all, at any time while the notes are outstanding, the trading price and liquidity of the notes may be adversely affected.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may affect those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow shares of our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

In addition, the liquidity of the market for our common stock and other market conditions could deteriorate, which could reduce, or eliminate entirely, the number of shares of our common stock available for lending in connection with short sale transactions and the number of counterparties willing to enter into an equity swap on our common stock with a note investor may not be sufficient for the implementation of a convertible arbitrage strategy. These and other market events could make implementing a convertible arbitrage strategy prohibitively expensive or infeasible. We cannot assure you that a sufficient number of shares of our common stock will be available to borrow on commercial terms, or at all, to potential purchasers in this offering or holders of the notes. If investors in this offering or potential purchasers of the notes that seek to employ a convertible arbitrage strategy are unable to do so on commercial terms, or at all, then the trading price of, and the liquidity of the market for, the notes may significantly decline.

Volatility in the market price and trading volume of our common stock could adversely affect the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock has been and may continue to be highly volatile and could fluctuate or decline significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or in the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, many of which are beyond our control, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability and other factors not currently known to us or that we do not believe are material.

A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading price of the notes. In addition, if investors and potential purchasers seeking to employ a convertible arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case on commercially reasonable terms, the trading price and liquidity of the notes may be adversely affected.

We may still incur substantially more debt or take other actions which would intensify the risks discussed above.

We and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our future debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture that will govern the notes offered hereby from incurring additional debt, securing future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on our debt, including the notes, when due.

We may not have the ability to raise the funds necessary to settle conversions of the notes in cash, to repay the notes at maturity or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

Holders of the notes will have the right, subject to certain conditions and limited exceptions, to require us to repurchase all or a portion of their notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid special interest, if any, to, but excluding, the fundamental change repurchase date, as described under the caption “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” Upon maturity of the notes, we must pay the principal amount of the notes plus accrued and unpaid special interest, if any, in cash, unless the notes have been previously repurchased, redeemed or converted. In addition, upon any conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted as described under the caption “Description of Notes—Conversion Rights—Settlement upon Conversion.” We may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of the notes surrendered therefor or pay cash with respect to the notes being converted or notes being repaid at maturity. In addition, our ability to repurchase the notes or to pay cash upon conversions or at maturity of the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase the notes at a time when the repurchase is required by the respective indenture or to pay any cash payable on future conversions of the notes or at maturity of the notes, as required by the indenture governing the notes, would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions of the notes.

Redemption may adversely affect your return on the notes.

Except as described in the second succeeding sentence with respect to a cleanup redemption, we may not redeem the notes prior to June 20, 2029. We may redeem for cash all or any portion of the notes (subject to the

“partial redemption limitation” described under the caption “Description of Notes—Optional Redemption”), at our option, on a redemption date on or after June 20, 2029 at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid special interest, if any, to, but excluding, the applicable redemption date if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide the related notice of redemption. In addition, we may redeem for cash all, but not less than all, of the notes at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid special interest, if any, to, but excluding, the applicable redemption date in a cleanup redemption if the principal amount of the notes outstanding at such time is less than 25% of the aggregate principal amount of the notes initially issued under the indenture. As a result, we may choose to redeem some or all of the notes, including at times when prevailing interest rates are relatively low. Despite the partial redemption limitation, an optional redemption of less than all of the outstanding notes will likely harm the liquidity of the market for the unredeemed notes following such optional redemption. Accordingly, if your notes are not redeemed in a partial optional redemption, then you may be unable to sell your notes at the times you desire or at favorable prices, if at all, and the trading price of your notes may decline. See the caption “Description of Notes—Redemption.”

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of the notes will be entitled to convert their notes at any time during specified periods at their option. See the caption “Description of Notes—Conversion Rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or any portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

Conversion of the notes may dilute the ownership interest of our stockholders or may otherwise depress the price of our common stock.

The conversion of some or all of the notes may dilute the ownership interests of our stockholders. Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to settle our conversion obligation in shares of our common stock or a combination of cash and shares of our common stock with respect to conversions of the notes, any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

The accounting method for the notes could adversely affect our reported financial condition and results.

The accounting method for reflecting the notes on our consolidated balance sheet, any accruing interest expense for the notes and reflecting the underlying shares of our common stock in our reported diluted earnings per share may adversely affect our reported earnings and financial condition.

Subject to our full accounting assessment with respect to the notes, which is not complete as of the date of this prospectus supplement, we expect that the notes we are offering hereunder will be reflected as a liability on our consolidated balance sheet, with the initial carrying amount equal to the principal amount of the notes, net of issuance costs. Issuance costs are treated as a debt discount for accounting purposes, which are amortized into interest expense over the term of such notes. As a result of this amortization, the interest expense that we expect to recognize for the notes for accounting purposes will be greater than any cash interest payments we may pay on the notes, which will result in lower reported net income or larger reported net loss.

In addition, we expect that the shares of common stock underlying the notes will be reflected in our diluted earnings per share using the “if-converted” method, in accordance with GAAP, for fiscal periods in which we report net income. Under that method, diluted earnings per share would generally be calculated assuming that all the notes were converted solely into shares of common stock at the beginning of the reporting period, unless the result would be anti-dilutive. The application of the if-converted method may reduce our reported diluted earnings per share to the extent we are profitable in the future.

Furthermore, if any of the conditions to the convertibility of the notes is satisfied, then we may be required under applicable accounting standards to reclassify the liability carrying value of such notes as a current, rather than a long-term, liability. This reclassification could be required even if no noteholders convert such notes following the occurrence of those circumstances and could materially reduce our reported working capital.

We cannot be sure whether other changes may be made to the current accounting standards related to the notes, or otherwise, that could have a material effect on our reported financial results. We have not reached a final determination regarding the accounting treatment for the notes, and the description above is preliminary. Accordingly, we may account for the notes in a manner that is significantly different than described above.

Because the notes will not bear regular interest, you may not earn a return on your investment in the notes.

The notes will not bear regular interest, and the principal amount of the notes will not accrete. Although special interest will accrue on the notes in certain circumstances, as described under the caption “Description of Notes—Events of Default,” the notes may mature or be redeemed by us without the accrual or payment of any special interest. Accordingly, you may not earn any return on your investment in the notes unless you resell them at a price that exceeds the price at which you purchased the notes or you realize a gain in connection with the conversion of your notes. You may not be able to resell your notes at favorable prices, and the trading price of our common stock may never exceed the conversion price of the notes. As a result, your investment in the notes may not earn any return at all and may result in losses.

Future sales of our common stock or equity-linked securities in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock or equity-linked securities to raise capital. In addition, a substantial number of shares of our common stock are reserved for issuance upon the exercise of stock options and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of our common stock or equity-linked securities, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity or equity-linked securities.

Holders of notes will not be entitled to any rights with respect to our common stock, but they will be subject to all changes made with respect to our common stock to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our amended and restated certificate of incorporation or amended and restated bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote any shares underlying the notes held by such holder on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding March 15, 2031 you may convert your notes only if specified conditions are met. See the caption “Description of Notes—Conversion Rights.” If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average price of our common stock for each trading day in a 40 trading day observation period. As described under the caption “Description of Notes—Conversion Rights—Settlement upon Conversion,” this period would be (i) subject to clause (ii), if the relevant conversion date occurs prior to March 15, 2031, the 40 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date; (ii) with respect to any notes called for redemption (or deemed called for an optional redemption) as described below under the caption “Description of Notes—Conversion Rights—Conversion upon Notice of Redemption,” if the relevant conversion date occurs during the related redemption period, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding such redemption date; and (iii) subject to clause (ii), if the relevant conversion date occurs on or after March 15, 2031, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding the maturity date.

Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the second business day following the relevant conversion date (provided that, with respect to any conversion date following June 1, 2031 where physical settlement applies to the related conversion, we will settle any such conversion on the maturity date). Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the relevant conversion date.

The notes are not protected by restrictive covenants.

The indenture that will govern the notes will not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture that will govern the notes will not contain any covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under the captions “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption” and “Description of Notes—Consolidation, Merger and Sale of Assets.”

The increase in the conversion rate for notes converted in connection with a make-whole fundamental change or a notice of redemption may not adequately compensate you for any lost value of your notes as a result of such transaction or redemption.

If a make-whole fundamental change occurs prior to the maturity date or if we deliver a notice of redemption, we will, under certain circumstances, increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change or notes called (or deemed called, in the case of an optional redemption) for redemption that are converted during the related redemption period. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change occurs or becomes effective, or the date we deliver the notice of redemption, as the case may be, and the price paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change or determined with respect to the notice of redemption, as the case may be and as described below under the caption “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption.” The increase in the conversion rate for notes converted in connection with a make-whole fundamental change or notes called (or deemed called, in the case of an optional redemption) for redemption that are converted during the related redemption period may not adequately compensate you for any lost value of your notes as a result of such transaction or redemption. Furthermore, if we call only a portion of the outstanding notes for an optional redemption, only those notes called (or deemed called) for optional redemption will become convertible as a result of such call for redemption and only the conversion rate of notes converted in connection with such notice of redemption will be increased. Accordingly, notes not called (or not deemed called) for an optional redemption in part will not become convertible if not otherwise convertible at such time and will remain outstanding, and may have reduced liquidity and a resulting reduced trading price. In addition, if the “stock price” (as defined under the caption “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption”) is greater than $7,000.00 per share or less than $693.66 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed 1.4416 shares of our common stock, subject to adjustment in the same manner as the conversion rate as set forth under the caption “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change or notes called (or deemed called, in the case of an optional redemption) for redemption that are converted during the related redemption period could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under the caption “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change (as described under the caption titled “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), you have the right to require us to repurchase all or any portion of your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to offer to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes. See the caption “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Certain provisions in the indentures governing the notes may delay or prevent an otherwise beneficial takeover attempt of us.

Certain provisions in the indenture that will govern the notes may make it more difficult or expensive for a third party to acquire us. For example, the indenture that will govern the notes will require us, except as described in this prospectus supplement, to repurchase the notes for cash upon the occurrence of a fundamental change and, in certain circumstances, to increase the conversion rate for a holder that converts its notes in connection with a make-whole fundamental change. A takeover of us may trigger the requirement that we repurchase the notes and/or increase the conversion rate, which could make it costlier for a potential acquirer to engage in such takeover. Such additional costs may have the effect of delaying or preventing a takeover of us that would otherwise be beneficial to investors.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by certain of the underwriters that they intend to make a market in the notes after the offering is completed. However, such underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price or at all.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a distribution of money or other property, you will be deemed to have received a distribution, which may be treated as a dividend subject to U.S. federal income tax, without the receipt of any cash. In addition, a failure to adjust (or to adjust properly) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs prior to the maturity date or if we deliver a notice of redemption, we will, under some circumstances, increase the conversion rate for notes converted in connection with the make-whole fundamental change or notice of redemption, as the case may be. Such increase also may be treated as a distribution subject to U.S. federal income tax as a dividend. See the caption “Material U.S. Federal Income Tax Considerations.” If you are a non-U.S. holder (as defined under the caption “Material U.S. Federal Income Tax Considerations”), any deemed dividend generally would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be withheld from or set off against subsequent payments on the notes (or in certain circumstances, from any payments on our common stock) or sales proceeds payable to you or your other funds or assets. See the caption “Material U.S. Federal Income Tax Considerations.”

Because the notes will initially be issued in book-entry form, holders must rely on DTC’s procedures to receive communications relating to the notes and exercise their rights and remedies.

We will initially issue the notes in the form of one or more global notes registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. See the caption “Description of Notes—Book-Entry, Settlement and Clearance.” Accordingly, if you own a beneficial interest in a global note, then you will not be considered an owner or holder of the notes. Instead, DTC or its nominee will be the sole holder of global notes. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in global notes will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from holders. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global notes to vote on any requested actions on a timely basis. In addition, notices and other communications relating to the notes will be sent to DTC. We expect DTC to forward any such communications to DTC participants, which in turn would forward such communications to indirect DTC participants. But we can make no assurances that you timely receive any such communications.

The capped call transactions may affect the market price of the notes and our common stock.

In connection with the pricing of the notes, we entered into capped call transactions with the option counterparties. The capped call transactions cover, subject to customary adjustments, the number of shares of our common stock initially underlying the notes. The capped call transactions are expected generally to reduce the potential dilution to our common stock upon any conversion of notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap. If the underwriters exercise their over-allotment option, we expect to use a portion of the net proceeds from the sale of the additional notes to enter into additional capped call transactions with the option counterparties.

In connection with establishing their initial hedges of the capped call transactions, we expect the option counterparties or their respective affiliates will enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes, including with certain investors in the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during the 40 trading day period beginning on the 41st scheduled trading day prior to the maturity date of the notes, or, to the extent we exercise the relevant election under the capped call transactions, following any repurchase, redemption, or conversion of the notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares, if any, and value of the consideration that you will receive upon conversion of the notes.

In addition, if any such capped call transactions fail to become effective, whether or not this offering of notes is completed, the option counterparties or their respective affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the market price of our common stock and, if the notes have been issued, the market price of the notes.

The potential effect, if any, of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time. Any of these activities could adversely affect the value of our common stock and the value of the notes (and as a result, the number of shares, if any, and value of the consideration that you would receive upon the conversion of any notes) and, under certain circumstances, your ability to convert your notes.

The capped call transactions are separate transactions (in each case entered into between us and the option counterparties), are not part of the terms of the notes and do not affect the holders’ rights under the notes. As a holder of the notes, you do not have any rights with respect to the capped call transactions.

We do not make any representation or prediction as to the direction or magnitude of any potential effect that the transactions described above may have on the price of the notes or our common stock. In addition, we do not make any representation that the option counterparties or their respective affiliates will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We are subject to counterparty risk with respect to the capped call transactions, and the capped call transactions may not operate as planned.

The option counterparties are financial institutions, and we will be subject to the risk that any or all of them might default under the capped call transactions. Our exposure to the credit risk of the option counterparties will not be secured by any collateral.

Global economic conditions have from time to time resulted in the actual or perceived failure or financial difficulties of many financial institutions and could adversely affect the option counterparties’ performance under the capped call transactions. If an option counterparty becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at that time under the capped call transaction with such option counterparty. Our exposure will depend on many factors but, generally, an increase in our exposure will be correlated to an increase in the market price and in the volatility of our common stock. In addition, upon a default by an option counterparty, we may suffer more dilution than we currently anticipate with respect to our common stock. We can provide no assurances as to the financial stability or viability of the option counterparties.

In addition, the terms of the capped call transactions may be subject to adjustment, modification or, in some cases, renegotiation in the event of certain corporate and other transactions. The capped call transactions may not operate as we intend in the event that we are required to adjust the terms of such instruments as a result of transactions in the future or in the event of other unanticipated developments that may adversely affect the functioning of the capped call transactions.

Risks Related to the Acquisition

The Acquisition may not be completed, which could adversely affect our business, financial condition or results of operations, and accordingly, our ability to repay the principal of and any special interest on the notes.

On February 4, 2026, we entered into an asset purchase agreement with Renesas, pursuant to which Renesas will and will cause certain of its affiliates to sell, transfer, assign and convey to SiTime all of their right, title and interest in, to and under certain assets related to the timing business of Renesas Electronics Corporation. The Acquisition is expected to close in the third quarter of calendar 2026, subject to customary closing conditions that may not be satisfied or waived or may take longer than anticipated to satisfy. On May 8, 2026, at 11:59 p.m. Eastern Time, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), expired in connection with the Acquisition, satisfying one of the key regulatory requirements for the Acquisition.

The Acquisition subjects us to a number of additional risks, including the following:

•	our estimate of the costs to complete the Acquisition and the operating performance after the completion of the Acquisition may vary significantly from actual results;

•

both before and after the closing of the Acquisition, the attention of management may be diverted to the Acquisition and the subsequent integration of the Acquired Business rather than to current operations or the pursuit of other opportunities that could be beneficial to SiTime Corporation;

•	the potential loss of key employees of SiTime Corporation or of the Acquired Business who may be uncertain about their future roles if and when the Acquisition is completed; and

•	the trading price of SiTime Corporation’s common stock may decline to the extent that the current market price reflects a market assumption that the Acquisition will be completed.

The asset purchase agreement contains certain customary termination rights for both us and Renesas, including, among others, the right to terminate if the Acquisition has not occurred by November 4, 2026, and provides for a termination fee payable by us in specified circumstances as set forth in the asset purchase agreement.

The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition or results of operations or the trading price of our common stock and on our ability to repay the principal of and any special interest on the notes. Furthermore, the notes do not contain a special mandatory redemption provision, and as a result, we will have no obligation to redeem the notes if we do not complete the Acquisition.

The Acquisition and associated costs and integration efforts, and continued integration efforts with respect to the Acquisition, may adversely affect our business, financial condition or results of operations, and the summary unaudited pro forma financial information may not be representative of their combined results after the consummation of the Acquisition, and accordingly, you have limited financial information on which to evaluate the Acquired Business.

While management currently anticipates that the Acquisition will be accretive to our net economic earnings per share beginning in fiscal year 2026, this expectation is based on preliminary estimates which may materially change. We may encounter additional acquisition and integration-related costs, may fail to realize all of the anticipated benefits of the Acquired Business or may be subject to other factors that affect those preliminary estimates.

The diversion of management’s attention and any delays or difficulties encountered in connection with the Acquisition and the integration of the Acquired Business’s operations could have an adverse effect on our business, results of operations, financial condition or prospects after the Acquisition is ultimately consummated.

In addition, we expect to incur costs associated with the Acquired Business, as well as transaction fees and other costs related to the Acquisition. We also will incur integration costs in connection with the Acquisition. Management is in the early stages of assessing the magnitude of these costs and additional unanticipated costs may be incurred in the integration of the Acquired Business.

The summary unaudited pro forma financial information contained elsewhere in or incorporated by reference in this prospectus supplement may not be representative of the combined results of SiTime Corporation and the Acquired Business after the consummation of the Acquisition, and accordingly, you have limited financial information on which to evaluate SiTime Corporation following the consummation of the Acquisition.

The summary unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Acquisition been completed at or as of the dates indicated, nor is it indicative of our future operating results or financial position. The summary unaudited pro forma financial information does not reflect future events that may occur after the closing of the Acquisition, including the potential realization of operating cost savings or costs related to the planned integration of the Acquired Business, and does not consider potential impacts of current market conditions on revenues or expenses. The summary unaudited pro forma financial information is based in part on certain assumptions regarding the Acquired Business that we believe are reasonable under the circumstances. We cannot assure you that our assumptions will prove to be accurate over time.

We will be subject to business uncertainties while the Acquisition is pending.

The preparation required to complete the Acquisition may place a significant burden on management and internal resources. The additional demands on management and any difficulties encountered in completing the Acquisition, including the transition and integration process, could adversely affect our financial results.

Failure to complete the Acquisition could cause us to incur significant costs and negatively affect our future business and financial results.

If the Acquisition is not completed, we will be subject to a number of risks, including:

•	we must pay significant costs related to the Acquisition, including legal, accounting, financial advisory, filing and printing costs, whether the Acquisition is completed or not; and

•	we could be subject to litigation related to the failure to complete the Acquisition or other factors, which litigation may adversely affect our business and financial results.

The Acquisition may not achieve its intended results, including anticipated synergies and cost savings.

Although we expect that the Acquisition will result in various benefits, including a significant amount of synergies, cost savings and other financial and operational benefits, there can be no assurance regarding when or the extent to which we will be able to realize these synergies, cost savings or other benefits. Achieving the anticipated benefits, including synergies and cost savings, is subject to a number of uncertainties, including whether the Acquired Business can be operated in the manner we intend and whether our costs to finance the Acquisition will be consistent with our expectations. Events outside of our control, including but not limited to regulatory changes or developments, could also adversely affect our ability to realize the anticipated benefits from the Acquisition. Thus, the integration of the Acquired Business may be unpredictable, subject to delays or changed circumstances, and we can give no assurance that the Acquired Business will perform in accordance with our expectations or that our expectations with respect to integration, synergies or cost savings as a result of the Acquisition will materialize. In addition, our anticipated costs to achieve the integration of the Acquired Business may differ significantly from our current estimates. The integration may place an additional burden on our management and internal resources, and the diversion of management’s attention during the integration process could have an adverse effect on our business, financial condition and expected operating results.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, and the documents we have filed with the SEC that are incorporated herein and therein by reference, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	our plans to focus on oscillators, clock ICs, resonators and timing synchronization solutions and to aggressively expand our presence in these markets;

•	our expectations regarding our ability to address market and customer demands and to timely develop new or enhanced solutions to meet those demands;

•	anticipated trends, challenges and growth in our business and the markets in which we operate, including pricing expectations;

•	our expectations regarding our revenue, average selling prices, gross margin, and expenses;

•	our expectations regarding the effects of macroeconomic events;

•	our expectations regarding dependence on a limited number of customers and end customers;

•	our customer relationships and our ability to retain and expand our customer relationships and to achieve design wins;

•	our expectations regarding the success, cost, and timing of new products;

•	the size and growth potential of the markets for our solutions, and our ability to serve and expand our presence in those markets;

•

our plans to expand sales and marketing efforts through increased collaboration with our distributors and contracted sales representatives, and our plans to grow direct online sales through our self-service online store;

•	our expectations to identify new customers and deliver differentiated Precision Timing solutions to them through digital marketing strategies;

•	our goal to become the leading provider of Precision Timing solutions for advanced and challenging applications;

•	our positioning of being designed into current systems as well as future products;

•	our belief that our advanced packaging designs can enable the smallest footprints in the industry;

•	our expectations regarding competition in our existing and future markets;

•	our expectations of the success of our acquisitions and how we integrate and generate revenue;

•

the impact a pandemic, epidemic, or other outbreak of disease may in the future have on our business, results of operations and financial condition, as well as the businesses of our suppliers and customers;

•	our expectations regarding regulatory developments in the United States and foreign countries;

•	our expectations regarding the performance of, and our relationships with, our third-party suppliers and manufacturers;

•	our expectations regarding our and our customers’ ability to respond successfully to technological or industry developments;

•	our expectations regarding our ability to attract and retain key personnel;

•	our expectations regarding intellectual property and related litigation;

•

our belief as to the sufficiency of our existing cash and cash equivalents and short-term investments funds to meet our cash needs for at least the next 12 months and our future capital requirements over the longer term;

•	the adequacy and availability of our leased facilities;

•	the accuracy of our estimates regarding capital requirements and needs for additional financing;

•	our ability to consummate the Acquisition and the satisfaction of conditions precedent to consummation of the Acquisition;

•	the Pro Forma Financial Information giving effect to Acquisition incorporated by reference herein, which may not be indicative of our future combined results or financial condition; and

•	the anticipated use of net proceeds from this offering.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” and “potential” or the negative of these terms and similar expressions. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks and uncertainties under the heading “Risk Factors” contained in this prospectus supplement and our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, as updated or superseded by the risks and uncertainties described under similar headings in our subsequent filings under the Exchange Act, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus supplement and the accompanying prospectus together with the documents we have filed with the SEC that are incorporated by reference completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in such documents by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $1.17 billion (or approximately $1.32 billion if the underwriters’ over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds to us from this offering (i) to pay for a portion of the cash consideration of the Acquisition, (ii) to pay the $108.0 million cost of the capped call transactions described under “Description of Capped Call Transactions”, and (iii) the remainder, if any, for general corporate purposes, which may include working capital, operating expenses, capital expenditures and general and administrative expenses.

If the underwriters exercise their over-allotment option, we expect to use a portion of the net proceeds from the sale of the additional notes to enter into additional capped call transactions and the remainder for the purposes described under (iii) above.

The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including our ability to gain access to additional financing and the relative success and cost of our research and development programs. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. In addition, we might decide to postpone or not pursue certain development activities if the net proceeds from this offering and any other sources of cash are less than expected.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2026:

•	on an actual basis;

•

on an as adjusted basis to give effect to the sale of the notes (assuming the underwriters’ over-allotment option is not exercised), after deducting the underwriters’ discount and commissions and estimated offering expenses payable by us but without giving effect to the use of proceeds thereof; and

•

on a pro forma as adjusted basis to give further effect to the Acquisition, and the use of net proceeds from this offering for payment of a portion of the cash consideration of the Acquisition and the issuance of shares of common stock to Renesas with a value of $693.66 per share, which was the last reported sale price of our common stock on the Nasdaq Global Market on May 19, 2026.

This table should be read in conjunction with “Use of Proceeds” in this prospectus supplement, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and related notes thereto contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the unaudited pro forma condensed combined financial information as of March 31, 2026 contained in our Current Report on Form 8-K filed with the SEC on May 19, 2026 and incorporated by reference herein.

	As of March 31, 2026
	Actual	As Adjusted	Pro Forma As Adjusted
	(in thousands, except footnotes, shares and per share amounts; unaudited)
Cash and cash equivalents	$498,476	$1,669,276	$169,276

Debt:
Principal amount of 0% convertible senior notes due 2031 we are offering(1)	$—	$1,200,000	$1,200,000

Total debt	—	1,200,000	1,200,000

Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 10,000,000 shares authorized; no shares issued and outstanding, actual, as adjusted and pro forma as adjusted	—	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, actual, as adjusted, and pro forma as adjusted; 26,396,828 shares issued and outstanding, actual and as adjusted and 29,962,898 shares issued and outstanding pro forma as adjusted(2)	3	3	3
Additional paid-in capital	1,389,096	1,389,096	3,862,736
Accumulated deficit(1)	(230,121)	(230,121)	(230,121)

Accumulated other comprehensive loss	—	—	—

Total stockholders’ equity	1,158,978	1,158,978	3,632,618

Total capitalization(1)(3)	$1,158,978	$2,358,978	$4,832,618

(1)	The amounts shown in the table above for the notes we are offering represent their outstanding principal amount without reflecting issuance costs that we are required to recognize.

(2)	The foregoing discussion and table are based on 26,396,828 shares of common stock outstanding as of March 31, 2026, and excludes, as of that date:

•

1,141,445 unvested restricted stock units under the SiTime Corporation 2019 Stock Incentive Plan (the “2019 Plan”) and 2,752,197 shares of our common stock reserved for future issuance under the 2019 Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2019 Plan;

•

281,926 unvested restricted stock units under the SiTime Corporation 2022 Inducement Award Plan (the “2022 Plan”) and 137,054 shares of our common stock reserved for future issuance under the 2022 Plan; and

•	the shares of our common stock initially issuable upon conversion of the notes offered hereby.

In addition, the foregoing discussion and table does not include up to 604,100 shares of our common stock that remain available for sale as of the date of this prospectus supplement under At-the-Market Equity Offering Sales Agreement, dated February 27, 2024, between the Company and Stifel, Nicolaus & Company, Incorporated (the “Sales Agreement”).

(3)

We expect the entry into the capped call transactions will overall result in a decrease in cash and cash equivalents, along with a corresponding decrease in additional paid-in capital and an increase in accumulated deficit, respectively, resulting in a decrease in total stockholders’ equity and total capitalization. The amounts shown in the table above do not reflect these impacts.

DESCRIPTION OF NOTES

We will issue the 0% Convertible Senior Notes due 2031 (the “notes”) under an indenture (the “base indenture”), to be dated as of the date of initial issuance of the notes, between us and U.S. Bank Trust Company, National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture (the base indenture, as so supplemented, the “indenture”), to be dated as of the date of initial issuance of the notes, between us and the trustee.

You may request a copy of the indenture from us as described under the caption “Where You Can Find More Information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

In addition, the indenture and the notes will be deemed to include certain terms that are made a part of the indenture and the notes pursuant to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). This “Description of Notes” section supplements and, to the extent inconsistent therewith, supersedes the information in the accompanying prospectus under the caption “Description of Debt Securities.”

For purposes of this description, references to “we,” “our” and “us” refer only to SiTime Corporation and not to its subsidiaries.

General

The notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of $1,200,000,000 (or $1,350,000,000 if the underwriters’ over-allotment option is exercised in full);

•	not bear regular interest, and the principal amount of the notes will not accrete;

•	bear special interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default,”

•

be subject to redemption at our option, in whole or in part (subject to the partial redemption limitation described below), on or after June 20, 2029 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide the related notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid special interest, if any, to, but excluding, the applicable redemption date as described under the caption “—Redemption—Optional Redemption;”

•

be subject to cleanup redemption at our option, in whole but not in part, at any time if the principal amount of the notes outstanding at such time is less than 25% of the aggregate principal amount of the notes initially issued under the indenture, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid special interest, if any, to, but excluding, the applicable redemption date as described under the caption “—Redemption—Cleanup Redemption;”

•

be subject to repurchase by us at the option of the holders following a “fundamental change” (as defined below under the caption “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions and limited exceptions, at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid special interest, if any, to, but excluding, the fundamental change repurchase date;

•	mature on June 15, 2031, unless earlier converted, redeemed or repurchased;

•	be issued in minimum denominations of $1,000 and integral multiples of $1,000; and

•

initially be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form (see the caption “—Book-Entry, Settlement and Clearance”).

Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of 0.9611 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $1,040.47 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under the caption “—Conversion Rights—Settlement upon Conversion.” You will not receive any separate cash payment for special interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture will not limit the amount of debt, including secured debt, that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture will not contain any financial covenants and will not restrict us from paying dividends or issuing or repaying, prepaying or repurchasing our other securities or indebtedness. Other than restrictions described under the caption “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under the caption “—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption,” the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. The notes will not be guaranteed by any of our subsidiaries.

We may, without the consent of, or notice to, the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (other than differences in the issue date, the issue price and any accrued special interest prior to the issue date of such additional notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax or securities law purposes, such additional notes will have one or more separate CUSIP numbers.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Except to the extent the context otherwise requires, we use the term “notes” in this prospectus supplement to refer to each $1,000 principal amount of notes. In this prospectus supplement, we use the term “common stock” to refer to our common stock, par value $0.0001 per share. References in this prospectus supplement to a “holder” or “holders” of notes that are held through The Depository Trust Company (“DTC”) are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, except as otherwise specified in the indenture, we and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such notes for all purposes. References herein to the “close of business” refer to 5:00 p.m., New York City time, and to the “open of business” refer to 9:00 a.m., New York City time.

Purchase and Cancellation

We will cause all notes surrendered for payment at maturity, repurchase upon a fundamental change, redemption, registration of transfer or exchange or conversion, if surrendered to us or any of our agents or subsidiaries, to be delivered to the trustee for cancellation and they will no longer be considered “outstanding” under the indenture upon such payment at maturity, repurchase upon a fundamental change, redemption, registration of transfer or exchange or conversion, as the case may be. All notes delivered to the trustee shall be cancelled promptly by the trustee in accordance with its customary procedures upon our written request. Except for notes surrendered for registration of transfer or exchange, no notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a privately negotiated transaction or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives, in each case, without the consent of or notice to the holders of the notes. We may, at our option and to the extent permitted by applicable law, reissue, resell or surrender to the trustee for cancellation any notes that we may repurchase, in the case of a reissuance or resale, so long as such notes do not constitute restricted securities upon such reissuance or resale; provided that if any such reissued or resold notes are not fungible with the notes initially offered hereby for U.S. federal income tax or securities law purposes, such reissued or resold notes will have one or more separate CUSIP numbers. Any notes that we may repurchase will be considered outstanding for all purposes under the indenture (other than, at any time when such notes are held by us, any of our subsidiaries or affiliates or any subsidiary of any of our affiliates, for the purpose of determining whether holders of the requisite aggregate principal amount of notes have concurred in any direction, consent, waiver or other action under the indenture) unless and until such time we surrender them to the trustee for cancellation and, upon receipt of a written order from us, the trustee will cancel all notes so surrendered.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

For purposes of the notes, the description below under this section titled “—Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange” supersedes, in its entirety, the information in the accompanying prospectus under the caption “Description of Debt Securities—Form, Exchange and Transfer” and “—Payment and Paying Agents.”

We will pay, or cause the paying agent to pay, the principal of, and special interest, if any, on, notes in global form registered in the name of or held by DTC or its nominee by wire transfer in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay, or cause the paying agent to pay, the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in the continental United States of America as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Any special interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant special interest record date (as defined below), by wire transfer in immediately available funds to that holder’s account within the United States if such holder has provided us, the trustee or the paying agent (if other than the trustee) with the requisite information necessary to make such wire transfer, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture.

We are not required to transfer or exchange any note selected for redemption or surrendered for conversion or required repurchase upon a fundamental change. A holder of a beneficial interest in a note in global form may transfer or exchange such beneficial interest in accordance with the indenture and the applicable procedures of DTC. See the caption “—Book-Entry, Settlement and Clearance.”

The registered holder of a note will be treated as its owner for all purposes.

No Regular Interest; Special Interest

The notes will not bear regular interest, and the principal amount of the notes will not accrete. Any special interest on the notes will be payable semiannually in arrears on June 15 and December 15 of each year, if and to the extent that special interest is then payable on the notes (each, a “special interest payment date”), beginning on December 15, 2026.

Any special interest will be paid to the person in whose name a note is registered at the close of business on June 1 or December 1 (whether or not a business day), as the case may be, immediately preceding the relevant special interest payment date (each, a “special interest record date”). Any special interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

If any special interest payment date, the maturity date, any redemption date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on such scheduled special interest payment date, and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

All references to (i) special interest in this prospectus supplement refer solely to special interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under the caption “—Events of Default” and (ii) interest on, or in respect of, any notes refer solely to special interest, if and to the extent that special interest is then payable on the notes, and/or to any interest payable on any defaulted amounts.

Ranking

The notes will be our general unsecured obligations that will rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our existing and future liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured indebtedness will be available to pay obligations on the notes only after all indebtedness under such secured indebtedness has been repaid in full from such assets. The notes will rank structurally junior to all indebtedness and other liabilities (including trade payables) of our current or future subsidiaries. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

As of March 31, 2026, we had no indebtedness for borrowed money on a consolidated basis. On a pro forma basis after giving effect to the Acquisition and the issuance of the notes, our total consolidated indebtedness would have been $1.2 billion, assuming no exercise of the underwriters’ over-allotment option, or $1.35 billion, assuming full exercise of the underwriters’ over-allotment option. In addition, following the closing of this offering, we may enter into a senior secured revolving credit facility with one or more of the underwriters, their affiliates and/or other financial institutions providing up to $200 million in revolving loans.

The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations, our future debt instruments as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below. See the caption “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes in cash, to repay the notes at maturity or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.”

Redemption

No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. Prior to June 20, 2029, the notes will not be redeemable except as described under “—Cleanup Redemption” below. On a redemption date on or after June 20, 2029, we may redeem for cash all or any portion of the notes (subject to the partial redemption limitation set forth below), at our option, as described under “—Optional Redemption.” Each of an optional redemption and a cleanup redemption is referred to in this prospectus supplement as a “redemption.”

In the case of any redemption, we will provide not less than 45 nor more than 65 scheduled trading days’ written notice before the redemption date to the trustee, the paying agent (if other than the trustee), the conversion agent (if other than the trustee) and each holder of notes, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid special interest, if any, to, but excluding, the redemption date (unless the redemption date falls after a special interest record date but on or prior to the immediately succeeding special interest payment date, in which case we will pay the full amount of any accrued and unpaid special interest to the holder of record as of the close of business on such special interest record date on, or at our election, before, such special interest payment date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed).

However, if, in accordance with the provisions described in the third paragraph under the caption “— Conversion Rights—Settlement upon Conversion,” we elect to settle all conversions of notes called for redemption (or deemed called for redemption, in the case of an optional redemption, as described below under the caption “—Conversion Rights—Conversion upon Notice of Redemption”) with a conversion date that occurs during the related “redemption period” (as defined below under the caption “—Conversion Rights—General”) by physical settlement, then we may instead elect to choose a redemption date that is a business day not less than 15 calendar days nor more than 65 scheduled trading days after the date we send such notice of redemption. The redemption date set forth in the relevant notice of redemption must be a business day that is scheduled to be a business day as of the date of such notice of redemption, and we may not specify a redemption date that falls on or after the 41st scheduled trading day immediately preceding the maturity date.

With respect to any notes that are called (or deemed called, in the case of an optional redemption) for redemption (whether for optional redemption or cleanup redemption) and converted in connection with a notice of redemption as described under the caption “—Conversion Rights—Conversion upon Notice of Redemption,” we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares as described under the caption “—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption.”

No notes may be redeemed pursuant to an optional redemption or a cleanup redemption if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the relevant redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).

Optional Redemption

On or after June 20, 2029 we may redeem for cash all or any portion of the notes, at our option (each, an “optional redemption”), if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide the related notice of redemption.

If we elect to redeem fewer than all of the outstanding notes, at least $150,000,000 aggregate principal amount of notes must be outstanding and not subject to redemption as of, and after giving effect to, delivery of the relevant notice of redemption (such requirement, the “partial redemption limitation”). If we decide to redeem fewer than all of the outstanding notes and the notes to be redeemed are global notes, the notes to be redeemed will be selected by DTC in accordance with applicable DTC procedures. If we decide to redeem fewer than all of the outstanding notes and the notes to be redeemed are not global notes then held by DTC, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, on a pro rata basis, or by another method the trustee considers to be fair and appropriate.

If the trustee (or DTC, with respect to global notes) selects a portion of your notes for partial optional redemption and you convert a portion of the same notes, the converted portion will be deemed to be from the portion selected for optional redemption, subject to the applicable procedures of DTC.

In the event of any optional redemption in part, we will not be required to register the transfer of or exchange for other notes any note so selected for optional redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Cleanup Redemption

We may redeem for cash all, but not less than all, of the notes at any time if the principal amount of the notes outstanding at such time is less than 25% of the aggregate principal amount of the notes initially issued under the indenture (including any additional notes issued pursuant to the underwriters’ over-allotment option). We refer to such redemption at our option as a “cleanup redemption” in this prospectus supplement.

Conversion Rights

General

Prior to the close of business on the business day immediately preceding March 15, 2031, the notes will be convertible only upon satisfaction of one or more of the conditions described under the captions “—Conversion upon Satisfaction of Sale Price Condition,” “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion upon Specified Corporate Events” and “—Conversion upon Notice of Redemption.” On or after March 15, 2031 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes at the conversion rate at any time irrespective of the foregoing conditions.

The conversion rate for the notes will initially be 0.9611 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $1,040.47 per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under the caption “—Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a “daily conversion value” (as defined below) calculated on a proportionate basis for each trading day in a 40 trading day “observation period” (as defined below under the caption “—Settlement upon Conversion”). The trustee will initially act as the conversion agent.

A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

If we call (or are deemed to have called, in the case of an optional redemption) a note for redemption (whether for optional redemption or cleanup redemption), a holder of such note called (or deemed called, in the case of an optional redemption) for redemption may convert its note called (or deemed called, in the case of an optional redemption) for redemption from, and including, the date of issuance of a notice of redemption with respect to such note until the close of business on the second scheduled trading day immediately preceding the applicable redemption date unless we fail to pay the redemption price (in which case a holder of a note called for redemption may convert such note until the close of business on the scheduled trading day immediately preceding the date on which the redemption price has been paid or duly provided for) (any such period, a “redemption period”). If a holder elects to convert a note called (or deemed called, in the case of an optional redemption) for redemption during the related redemption period, we will, under certain circumstances, increase the conversion rate for such note as described under the caption “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption.” Accordingly, if we elect to redeem less than all of the outstanding notes in an optional redemption as described under the caption “—Optional Redemption,” holders of the notes not called for optional redemption will not be entitled to an increased conversion rate for conversions of such notes (on account of the notice of redemption) during the related redemption period, except in the limited circumstances set forth under the caption “—Conversion upon Notice of Redemption.”

Upon conversion, you will not receive any separate cash payment for accrued and unpaid special interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under the caption “—Settlement upon Conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid special interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid special interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid special interest, if any, will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the two immediately preceding paragraphs, if notes are converted after the close of business on a special interest record date for the payment of any special interest and prior to the open of business on the corresponding special interest payment date, holders of such notes at the close of business on such special interest record date will receive the full amount of special interest payable on such notes on the corresponding special interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any special interest record date to the open of business on the immediately following special interest payment date must be accompanied by funds equal to the amount of special interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the close of business on June 1, 2031;

•	for conversions of notes called (or deemed called, in the case of an optional redemption) for redemption during a redemption period;

•

if we have specified a fundamental change repurchase date that is after a special interest record date and on or prior to the business day immediately following the corresponding special interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders on June 1, 2031 (if and to the extent special interest is payable on the maturity date) will receive the full special interest payment, if any, due on the maturity date in cash regardless of whether their notes have been converted following such special interest record date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion under the following circumstances:

Conversion upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding March 15, 2031, a holder of notes may surrender all or any portion of its notes for conversion at any time during the 30 consecutive trading day period beginning on, and including, the 21st trading day of any calendar quarter commencing after the calendar quarter ending on September 30, 2026, if the last reported sale price of our common stock exceeds 130% of the conversion price for each of at least five trading days (whether or not consecutive) during the first 20 consecutive trading days of such calendar quarter.

The “last reported sale price” of our common stock (or other security for which a closing sale price must be determined) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock (or such other security) is traded. If our common stock (or such other security) is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock (or such other security) is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The “last reported sale price” will be determined without regard to after-hours or “night session” trading or any other trading outside of regular trading session hours.

Except for purposes of determining amounts due upon conversion, “trading day” means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on the Nasdaq Global Market or, if our common stock (or such other security) is not then listed on the Nasdaq Global Market, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Conversion upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding March 15, 2031, a holder of notes may surrender all or any portion of its notes for conversion at any time during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 (or such lesser amount as may then be outstanding) principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If, on any date, the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 (or such lesser amount as may then be outstanding) principal amount of notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes on such date will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. If (x) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, or (y) we are acting as bid solicitation agent and we fail to make such determination when obligated, then, in either case, the trading price per $1,000 principal amount of notes on any date will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day of such failure.

The bid solicitation agent (if other than us) shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination; and we shall have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder or holders of at least $5,000,000 (or such lesser amount as may then be outstanding) aggregate principal amount of notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we shall instruct three independent nationally recognized securities dealers to deliver bids and instruct the bid solicitation agent (if other than us) to determine, or if we are acting as bid solicitation agent, we shall determine, the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee) in writing. Any such determination will be conclusive absent manifest error. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders, the trustee and the conversion agent (if other than the trustee) in writing and thereafter neither we nor the bid solicitation agent (if other than us) shall be required to solicit bids again unless a new holder request is made as provided above.

We will initially act as the bid solicitation agent.

Conversion upon Notice of Redemption

If we call any note for redemption (whether for optional redemption or cleanup redemption), then the holder of the note called for redemption may convert such note at any time prior to the close of business on the second scheduled trading day prior to the applicable redemption date, even if the notes are not otherwise convertible at such time. After that time, the right to convert such note on account of our delivery of the notice of redemption will expire, unless we default in the payment of the redemption price, in which case a holder of the note called for redemption may convert such note until the close of business on the scheduled trading day immediately preceding the date on which the redemption price has been paid or duly provided for.

If we elect to redeem less than all of the outstanding notes for an optional redemption as described under the caption “—Optional Redemption,” and the holder of any note (or any owner of a beneficial interest in any global note) is reasonably not able to determine, before the close of business on the 44th scheduled trading day immediately before the relevant redemption date (or if, as permitted under the caption “—Redemption,” we deliver a notice of redemption not less than 15 calendar days nor more than 65 scheduled trading days prior to the related redemption date, then prior to close of business on the 14th calendar day immediately before the relevant redemption date), whether such note or beneficial interest, as applicable, is to be redeemed pursuant to such optional redemption (and, as a result thereof, convertible on account of the related notice of redemption in accordance with the provisions of the indenture), then such holder or owner, as applicable, will be entitled to convert such note or beneficial interest, as applicable, during the related redemption period, and each such conversion will be deemed to be of a note called for optional redemption (and each such conversion will be deemed “in connection with” the relevant notice of redemption).

If a holder elects to convert notes called (or deemed called pursuant to the immediately preceding paragraph) for redemption during the related redemption period, we will, under certain circumstances, increase the conversion rate for such notes as described under the caption “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption.” Accordingly, if we elect to redeem fewer than all of the outstanding notes in an optional redemption as described under “—Optional Redemption,” holders of the notes not called for optional redemption will not be entitled to convert such notes on account of the notice of redemption and will not be entitled to an increased conversion rate on account of the notice of redemption for conversions of such notes during the related redemption period if such notes are otherwise convertible, except in the limited circumstances set forth in the immediately preceding paragraph.

Conversion upon Specified Corporate Events

Certain Distributions

If, prior to the close of business on the business day immediately preceding March 15, 2031, we elect to:

•

distribute to all or substantially all holders of our common stock any rights, options or warrants (other than in connection with a stockholder rights plan prior to separation of such rights from our common stock) entitling them, for a period of not more than 60 calendar days after the announcement date of such distribution, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution; or

•

distribute to all or substantially all holders of our common stock our assets, securities or rights to purchase our securities (other than in connection with a stockholder rights plan prior to separation of such rights from our common stock), which distribution has a per share value, as reasonably determined by us in good faith, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the notes, the trustee and the conversion agent (if other than the trustee) at least 46 scheduled trading days prior to the ex-dividend date for such distribution (or, if later in the case of any such separation of rights issued pursuant to a stockholder rights plan, as soon as reasonably practicable after we become aware that such separation or triggering event has occurred or will occur); provided, however, that if we are then otherwise permitted to settle conversions of notes by physical settlement (and, for the avoidance of doubt, have not irrevocably agreed to settle by some other method), then we may instead elect to provide such notice less than 46 but at least five scheduled trading days prior to such ex-dividend date, in which case we shall be required to settle all conversions of notes with a conversion date occurring during the period on or after the date we provide such notice and before such ex-dividend date (or, if earlier, the date we announce that such issuance or distribution will not take place) by physical settlement, and we shall describe the same in such notice. Once we have given such notice, holders may surrender all or any portion of their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date for such distribution and our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time.

Holders of the notes may not exercise this conversion right if they participate, at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described above without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate multiplied by the principal amount (expressed in thousands) of notes held by such holder.

Certain Corporate Events

If (i) a transaction or event that constitutes a “fundamental change” (as defined under the caption “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) or a “make-whole fundamental change” (as defined under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption”) occurs prior to the close of business on the business day immediately preceding March 15, 2031, regardless of whether a holder has the right to require us to repurchase the notes as described under the caption “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” or (ii) we are a party to a “share exchange event” (as defined under the caption “—Recapitalizations, Reclassifications and Changes of Our Common Stock”) (other than a share exchange event that is solely for the purpose of changing our jurisdiction of organization that (x) does not constitute a fundamental change or a make-whole fundamental change and (y) results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity and such common stock becomes reference property for the notes) that occurs prior to the close of business on the business day immediately preceding March 15, 2031 (each such fundamental change, make-whole fundamental change or share exchange event, a “corporate event”), all or any portion of a holder’s notes may be surrendered for conversion at any time from and after the effective date for such corporate event to, and including, the earlier of (x) the close of business on the 35th trading day after the effective date of such corporate event (or, if we give notice after the effective date of such corporate event, the close of business on the 35th trading day after the date we give notice of such corporate event) or, if such corporate event also constitutes a fundamental change (other than an “exempted fundamental change” (as defined under the caption “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”)), until the close of business on the business day immediately preceding the related fundamental change repurchase date and (y) the close of business on the second scheduled trading day immediately preceding the maturity date. We will notify holders, the trustee and the conversion agent (if other than the trustee) in writing as promptly as practicable following the effective date of such corporate event, but in no event later than one business day after the effective date of such corporate event.

The trustee shall have no obligation to make any determination as to whether any of the foregoing conditions to conversion have been satisfied.

Conversions on or After March 15, 2031

On or after March 15, 2031, a holder may convert all or any portion of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to any special interest payable on the next special interest payment date to which you are not entitled. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights. If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to any special interest payable on the next special interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under the caption “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has validly withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions of notes called for redemption (or deemed called for redemption, in the case of an optional redemption) for which the relevant conversion date occurs during the related redemption period, and all conversions for which the relevant conversion date occurs on or after March 15, 2031, will be settled using the same settlement method. Except for any such conversions for which the relevant conversion date occurs during a redemption period, and any conversions for which the relevant conversion date occurs on or after March 15, 2031, and except to the extent we have irrevocably elected physical settlement as described under the caption “—Conversion upon Specified Corporate Events—Certain Distributions,” in the related notice described therein or we have previously made an irrevocable election with respect to all subsequent conversions of notes as described below, we will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. That is, prior to March 15, 2031, subject to the immediately preceding sentence, we may choose for notes converted on one conversion date to settle conversions using one settlement method (for example, physical settlement), and choose for notes converted on another conversion date to use a different settlement method (for example, cash settlement or combination settlement).

If we elect a settlement method, we will inform holders so converting, the trustee and the conversion agent (if other than the trustee) of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions (x) of notes called for redemption (or deemed called for redemption, in the case of an optional redemption) for which the relevant conversion date occurs during the related redemption period, in the related notice of redemption, (y) of notes for which the relevant conversion date occurs on or after March 15, 2031, no later than March 15, 2031, or (z) of notes for which we have irrevocably elected physical settlement as described under the caption “—Conversion upon Specified Corporate Events—Certain Distributions,” in the related notice described therein or for which we have previously made an irrevocable election with respect to all subsequent conversions of notes, as described below). If we do not timely elect a settlement method, we will no longer have the right to elect a settlement method with respect to any conversion on such conversion date or during such period, and we will be deemed to have elected the “default settlement method” (as defined below) with respect to such conversion. If we elect (or are deemed to have elected) combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes to be converted, such specified dollar amount will be deemed to be $1,000. For the avoidance of doubt, our failure to timely elect a settlement method or specify as applicable a specified dollar amount will not constitute a default under the indenture.

The “default settlement method” will initially be combination settlement with a specified dollar amount of $1,000 per $1,000 principal amount of notes. By notice to holders of the notes, the trustee and the conversion agent (if other than the trustee), we may, from time to time, change the default settlement method prior to March 15, 2031. In addition, by notice to holders of the notes, we may, prior to March 15, 2031, at our option, irrevocably elect to fix the settlement method to any settlement method that we are then permitted to elect, including combination settlement with a specified dollar amount per $1,000 principal amount of notes of $1,000 or with an ability to continue to set the specified dollar amount per $1,000 principal amount of notes at or above a specific amount set forth in such election notice (any such election, an “irrevocable election”). If we change the default settlement method or we irrevocably elect to fix the settlement method, in either case, to combination settlement with an ability to continue to set the specified dollar amount per $1,000 principal amount of notes at or above a specific amount, we will, after the date of such change or election, as the case may be, inform holders converting their notes, the trustee and the conversion agent (if other than the trustee) of such specified dollar amount no later than the relevant deadline for election of a settlement method as described in the immediately preceding paragraph, or, if we do not timely notify holders, such specified dollar amount will be the specific amount set forth in the election notice or, if no specific amount was set forth in the election notice, such specified dollar amount will be $1,000 per $1,000 principal amount of notes. A change in the default settlement method or an irrevocable election will apply to all note conversions on conversion dates occurring subsequent to delivery of such notice; provided, however, that no such change or election will affect any settlement method theretofore elected (or deemed to be elected) with respect to any note. For the avoidance of doubt, such an irrevocable election, if made, will be effective without the need to amend the indenture or the notes, including pursuant to the provisions described in clause (13) of the third paragraph under the caption “—Modification and Amendment” below. However, we may nonetheless choose to execute such an amendment at our option.

If we change the default settlement method or we irrevocably fix the settlement method pursuant to the provisions described in the preceding paragraph, then, concurrently with providing notice to holders of notes, the trustee and the conversion agent (if other than the trustee) of such change or election, we will either post the default settlement method or fixed settlement method, as the case may be, on our website or disclose the same in a current report on Form 8-K (or any successor form) that is filed with the SEC.

Settlement amounts will be computed as follows:

•

if we elect (or are deemed to have elected) physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the conversion rate;

•	if we elect (or are deemed to have elected) cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 40 consecutive trading days during the related observation period; and

•

if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 40 consecutive trading days during the related observation period.

If more than one note is surrendered for conversion at any one time by the same holder, the conversion obligation with respect to such notes shall be computed on the basis of the aggregate principal amount of the notes surrendered.

The “daily settlement amount,” for each of the 40 consecutive trading days during the relevant observation period, shall consist of:

•

cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (or deemed specified as set forth above) (the “specified dollar amount”), if any, divided by 40 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•

if the daily conversion value exceeds the daily measurement value, a number of shares of common stock equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 40 consecutive trading days during the relevant observation period, 2.5% of the product of (1) the conversion rate on such trading day and (2) the daily VWAP for such trading day.

The “daily VWAP” means, for each of the 40 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SITM <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours or “night session” trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•

subject to the immediately succeeding bullet point, if the relevant conversion date occurs prior to March 15, 2031, the 40 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date;

•

with respect to any notes called for redemption (or deemed called for redemption, in the case of an optional redemption) as described above under the caption “—Conversion upon Notice of Redemption,” if the relevant conversion date occurs during the related redemption period, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding such redemption date; and

•

subject to the immediately preceding bullet point, if the relevant conversion date occurs on or after March 15, 2031, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on the Nasdaq Global Market or, if our common stock is not then listed on the Nasdaq Global Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock; provided, however, that a restriction on trading imposed solely by Rule 201 of Regulation SHO shall not constitute a “market disruption event.”

Except as described under the captions “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption” and “—Recapitalizations, Reclassifications and Changes of Our Common Stock,” we will deliver the consideration due in respect of conversion on the second business day immediately following the relevant conversion date, if we elect physical settlement (provided that, with respect to any conversion date following June 1, 2031 where physical settlement applies to the related conversion, we will settle any such conversion on the maturity date), or on the second business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will pay cash in lieu of delivering any fractional share of common stock issuable upon conversion based on the daily VWAP for the relevant conversion date (in the case of physical settlement) or based on the daily VWAP for the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will be treated as the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Exchange in Lieu of Conversion

When a holder surrenders its notes for conversion, we may, at our election (an “exchange election”), direct the conversion agent to deliver, on or prior to the trading day immediately following the conversion date, such notes to one or more financial institutions designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated financial institution(s) must agree to timely pay or deliver, as the case may be, in exchange for such notes, cash, shares of our common stock, or a combination of cash and shares of our common stock, at our election, that would otherwise be due upon conversion as described above under the caption “—Conversion Rights—Settlement upon Conversion” or such other amount agreed to by the holder and the designated financial institution(s) (the “conversion consideration”). If we make an exchange election, we will, by the close of business on the trading day following the relevant conversion date, notify in writing the trustee, the conversion agent (if other than the trustee) and the holder surrendering its notes for conversion that we have made the exchange election, and we will notify the designated financial institution(s) of the relevant deadline for delivery of the consideration due upon conversion and the type of conversion consideration to be paid and/or delivered, as the case may be.

Any notes delivered to the designated financial institution(s) will remain outstanding, subject to applicable DTC procedures. If the financial institution(s) agree(s) to accept any notes for exchange but does not timely pay and/or deliver, as the case may be, the related conversion consideration, or if such designated financial institution does not accept the notes for exchange, we will pay and/or deliver, as the case may be, the relevant conversion consideration, as, and at the time, required pursuant to the indenture as if we had not made the exchange election.

Our designation of any financial institution(s) to which the notes may be submitted for exchange does not require such financial institution(s) to accept any notes.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1) If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date (before giving effect to any such dividend, distribution, split or combination); and

OS1	=	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we distribute to all or substantially all holders of our common stock any rights, options or warrants (other than pursuant to a stockholder rights plan) entitling them, for a period of not more than 60 calendar days after the announcement date of such distribution, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution, the conversion rate will be increased based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X	=	the total number of shares of our common stock distributable pursuant to such rights, options or warrants; and

Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the distribution of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the ex-dividend date for such distribution. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so distributed, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such distribution had not occurred.

For the purpose of this clause (2), and for the purpose of the first bullet point under the caption “—Conversion upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders of our common stock to subscribe for or purchase shares of our common stock at a price per share that is less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by us in good faith.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•

dividends, distributions or issuances (including share splits) as to which an adjustment was effected (or would have been effected but for the 1% exception (as defined below)) pursuant to clause (1) or (2) above;

•	except as otherwise described below, rights issued pursuant to any stockholder rights plan of ours then in effect;

•

distributions of reference property issued in exchange for, or upon conversion of, our common stock as described under the caption “—Recapitalizations, Reclassifications and Changes of Our Common Stock”;

•	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply; then the conversion rate will be increased based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=	the fair market value (as determined by us in good faith) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the end of the “valuation period” (as defined below);

CR1	=	the conversion rate in effect immediately after the end of the valuation period;

FMV0	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under the caption “—Conversion upon Satisfaction of Sale Price Condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0	=	the average of the last reported sale prices of our common stock over the valuation period.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, such trading day in determining the conversion rate as of such trading day of such observation period. If any dividend or distribution that constitutes a spin-off is declared but not so paid or made, the conversion rate shall be immediately decreased, effective as of the date our board of directors or a committee thereof determines not to pay or make such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or announced.

(4) If we make any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1	=	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0	=	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C	=	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of the notes it holds, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5) If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock that is subject to the then applicable tender offer rules under the Exchange Act (other than any odd lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1	=	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by us in good faith) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding such expiration date of such tender or exchange offer to, and including, such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding such expiration date of such tender or exchange offer to, and including, such trading day in determining the conversion rate as of such trading day of such observation period.

If we are or one of our subsidiaries is obligated to purchase shares of our common stock pursuant to any such tender or exchange offer described in clause (5) but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the conversion rate will be readjusted to be the conversion rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been made.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under the caption “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of shares of our common stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

Subject to applicable exchange listing rules, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if we determine that such increase would be in our best interest. Subject to applicable exchange listing rules, we may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A beneficial owner of a note may, in some circumstances, including a distribution of cash dividends to holders of shares of our common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see the caption “Material U.S.

Federal Income Tax Considerations.” Any applicable withholding taxes (including backup withholding) may be withheld from any payments of special interest and payments upon conversion, repurchase, redemption or maturity of the notes, or if any withholding taxes (including backup withholding) are paid on behalf of a holder or beneficial owner, those withholding taxes may be withheld from or set off against payments of cash or common stock, if any, payable on the notes (or, in some circumstances, any payments on our common stock) or sales proceeds payable to, or other funds or assets of, the holder or beneficial owner.

If we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. We do not currently have a rights plan in effect.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•	upon the issuance of shares of our common stock at a price below the conversion price or otherwise, other than any such issuance described in clause (1), (2) or (3) above;

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit or incentive plan or program (including pursuant to any evergreen plan) of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet point and outstanding as of the date the notes were first issued;

•	for a third-party tender offer by any party other than a tender offer by one or more of our subsidiaries as described in clause (5) above;

•

upon the repurchase of any shares of our common stock pursuant to an open market share purchase program or other buy-back transaction, including structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives, or other buy-back transaction, that is not a tender offer or exchange offer of the kind described under clause (5) above;

•	solely for a change in the par value (or lack of par value) of our common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

If an adjustment to the conversion rate otherwise required by the provisions described above would result in a change of less than 1% to the conversion rate, then, notwithstanding the foregoing, we may, at our election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest to occur of the following: (i) when all such deferred adjustments would result in an aggregate change of at least 1% to the conversion rate; (ii) on the conversion date for any notes (in the case of physical settlement); (iii) on each trading day of any observation period related to any conversion of notes (in the case of cash settlement or combination settlement); (iv) March 15, 2031; (v) on any date on which we deliver a notice of redemption; and (vi) on the effective date of any fundamental change and/or make-whole fundamental change, in each case, unless the adjustment has already been made. We refer to the provisions described in the preceding sentence as the “1% exception.”

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than a change to par value, or from par value to no par value, or changes resulting from a subdivision or combination),

•	any consolidation, merger, combination or similar transaction involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “share exchange event”), then, at and after the effective time of the share exchange event, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such share exchange event would have owned or been entitled to receive (the “reference property”) upon such share exchange event and, prior to or at the effective time of such share exchange event, we or the successor or acquiring company, as the case may be, shall execute with the trustee a supplemental indenture providing for such change in the right to convert each $1,000 principal amount of notes. However, at and after the effective time of the share exchange event, (i) we or the successor or acquiring company, as the case may be, will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under the caption “—Settlement upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under the caption “—Settlement upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under the caption “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such share exchange event and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such share exchange event. If the share exchange event causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock. If the holders of our common stock receive only cash in such share exchange event, then for all conversions that occur after the effective date of such share exchange event (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under the caption “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption”), multiplied by the price paid per share of common stock in such share exchange event and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the fifth business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) in writing of the weighted average as soon as practicable after such determination is made.

If the reference property in respect of any such share exchange event includes, in whole or in part, shares of common equity or American depositary receipts (or other interests) in respect thereof, the supplemental indenture providing that the notes will be convertible into reference property will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under the caption “—Conversion Rate Adjustments” above with respect to the portion of the reference property consisting of such common equity or American depositary receipts (or other interests) in respect thereof. If the reference property in respect of any such share exchange event includes shares of stock, securities or other property or assets (other than cash and/or cash equivalents) of a company other than us or the successor or acquiring company, as the case may be, in such share exchange event, such other company, if an affiliate of us or the successor or acquiring company, will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their notes upon a fundamental change as described under the caption “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” below, as we in good faith reasonably consider necessary by reason of the foregoing. We will agree in the indenture not to become a party to any such share exchange event unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including, without limitation, an observation period and the period, if any, for determining the “stock price” for purposes of a make-whole fundamental change or a notice of redemption), we will, in good faith, make appropriate adjustments (without duplication in respect of any adjustment made pursuant to the provisions described under the caption “—Conversion Rate Adjustments” above) to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption

If (i) (a) the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date of the notes or (b) we deliver a notice of redemption (whether for optional redemption or cleanup redemption) as provided under the caption “—Redemption” and (ii) a holder elects to convert its notes (or any portion thereof) in connection with such make-whole fundamental change or notice of redemption, as the case may be, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the relevant conversion date occurs during the period from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of an exempted fundamental change or a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change) (such period, the “make-whole fundamental change period”). A conversion of notes will be deemed for these purposes to be “in connection with” a notice of redemption if such notes have been called (or deemed called, in the case of an optional redemption) for redemption and the relevant conversion date occurs during the related redemption period. Accordingly, if we elect to redeem less than all of the outstanding notes in an optional redemption as described under the caption “—Optional Redemption,” holders of the notes not called for optional redemption will not be entitled to convert such notes on account of the notice of redemption and will not be entitled to an increased conversion rate for conversions of such notes (on account of the notice of redemption) during the applicable redemption period if such notes are otherwise convertible, except in the limited circumstances set forth under the caption “—Conversion Rights—Conversion upon Notice of Redemption.”

Upon surrender of notes for conversion in connection with a make-whole fundamental change or a notice of redemption, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under the caption “—Conversion Rights—Settlement upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause

(2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the fifth business day following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the effective date of any make-whole fundamental change no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective, or the date we deliver the notice of redemption, as the case may be (in each case, the “effective date”), and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change or determined with respect to the notice of redemption, as the case may be. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date. If a conversion in connection with a notice of redemption would also be deemed to be in connection with a make-whole fundamental change, a holder of the notes to be converted will be entitled to a single increase to the conversion rate with respect to the first to occur of the effective date of the notice of redemption or the make-whole fundamental change, as applicable, and the later event will be deemed not to have occurred for purposes of such conversion for purposes of this section.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under the caption “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$693.66	$800.00	$900.00	$1,040.47	$1,200.00	$1,352.62	$1,500.00	$2,000.00	$3,000.00	$5,000.00	$7,000.00

May 22, 2026	0.4805	0.3786	0.3086	0.2373	0.1810	0.1426	0.1150	0.0598	0.0192	0.0015	0.0000
June 15, 2027	0.4805	0.3786	0.3081	0.2335	0.1751	0.1358	0.1079	0.0534	0.0155	0.0006	0.0000
June 15, 2028	0.4805	0.3786	0.3021	0.2238	0.1635	0.1237	0.0960	0.0438	0.0106	0.0001	0.0000
June 15, 2029	0.4805	0.3689	0.2848	0.2027	0.1414	0.1023	0.0760	0.0298	0.0050	0.0000	0.0000
June 15, 2030	0.4805	0.3395	0.2468	0.1601	0.0998	0.0647	0.0432	0.0116	0.0005	0.0000	0.0000
June 15, 2031	0.4805	0.2889	0.1500	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable.

•

If the stock price is greater than $7,000.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•

If the stock price is less than $693.66 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed 1.4416 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under the caption “—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change or a notice of redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (other than an “exempted fundamental change,” each as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 business days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid special interest, if any, to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a special interest record date but on or prior to the special interest payment date to which such special interest record date relates, in which case we will instead pay the full amount of accrued and unpaid special interest, if any, to the holder of record as of the close of business on such special interest record date on, or at our election, before, such special interest payment date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1) except in connection with transactions described in clause (2) below, a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our direct or indirect wholly owned subsidiaries and our and their employee benefit plans, has become and files a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the voting power of our common stock, unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act regardless of whether such a filing has actually been made; provided that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” until such tendered securities are accepted for purchase or exchange under such offer;

(2) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than a change to par value, or from par value to no par value, or changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one or more of our direct or indirect wholly owned subsidiaries; provided, however, that a transaction described in clause (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors).

A transaction or transactions described in clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights (subject to the provisions set forth above under the caption “—Conversion Rights—Settlement upon Conversion”).

If any transaction in which our common stock is replaced by the common stock or other common equity of another entity occurs, following completion of any related make-whole fundamental change period (or, in the case of a transaction that would have been a fundamental change or a make-whole fundamental change but for the immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

On or before the 20th business day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee, the conversion agent (if other than the trustee) and the paying agent (if other than the trustee) a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the effective date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the conversion rate and, if applicable, any adjustments to the conversion rate as a result of the fundamental change (or related make-whole fundamental change);

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder validly withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish the information on our website or through such other public medium as we may use at that time.

Notwithstanding the foregoing, we will not be required to repurchase, or to make an offer to repurchase, the notes upon a fundamental change if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above and such third party purchases all notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above.

Notwithstanding anything to the contrary, we will not be required to send a fundamental change notice, or offer to repurchase or repurchase any notes, as described above, in connection with a fundamental change occurring pursuant to clause (2)(A) or (B) of the definition thereof, if:

•

such fundamental change constitutes a share exchange event referred to under the caption “—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock,” whose reference property consists entirely of cash in U.S. dollars;

•

immediately after such fundamental change, the notes become convertible (pursuant to the provisions described above under the captions “—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” and, if applicable, “—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption”) into consideration that consists solely of U.S. dollars in an amount per $1,000 principal amount of notes that equals or exceeds the fundamental change repurchase price per $1,000 principal amount of notes (calculated assuming that the same includes the maximum amount of any accrued but unpaid special interest payable as part of the fundamental change repurchase price for such fundamental change); and

•

we timely send the notice relating to such fundamental change required pursuant the provisions described above under the caption “—Conversion Rights—Conversion upon Specified Corporate Events—Certain Corporate Events” and we indicate in such notice that such fundamental change constitutes an “exempted fundamental change” for which we are not required to offer to repurchase the notes.

We refer to any fundamental change with respect to which, in accordance with the provisions described above, we do not offer to repurchase any notes as an “exempted fundamental change.” For the avoidance of doubt, the maximum amount of accrued special interest, if any, referred to in the second bullet point in the immediately preceding paragraph above will be determined (i) by assuming that the fundamental change repurchase date occurs on the latest possible date permitted for the applicable fundamental change pursuant to the provisions described under this caption “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”; and (ii) without regard to the parenthetical in the second paragraph under this caption “—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

To exercise the fundamental change repurchase right, holders of certificated notes must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, to exercise the fundamental change repurchase right, holders must surrender their notes in accordance with applicable DTC procedures.

Holders of certificated notes may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes, which must be $1,000 or an integral multiple thereof;

•	the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice, which must be $1,000 or an integral multiple thereof.

If the notes are not in certificated form, holders must withdraw their notes subject to repurchase in accordance with applicable DTC procedures.

We will be required to repurchase the notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

•

the notes will cease to be outstanding and special interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply in all material respects with all federal and state securities laws in connection with any offer by us to repurchase the notes;

in each case, so as to permit the rights and obligations under this caption “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.

To the extent that the provisions of any securities laws or regulations enacted or adopted after the date on which the notes are first issued conflict with the provisions of the indenture relating to our obligations to purchase the notes upon a fundamental change, we will comply with such securities laws and regulations and will not be deemed to have breached our obligations under such provisions of the indenture by virtue of such conflict.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of the consolidated assets of us and our subsidiaries, taken as a whole. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of the consolidated assets of us and our subsidiaries may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See the caption “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes in cash, to repay the notes at maturity or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

For purposes of the notes, the description below under this section titled “—Consolidation, Merger and Sale of Assets” supersedes, in its entirety, the information in the accompanying prospectus under the caption “Description of Debt Securities—Consolidation, Merger or Sale.”

The indenture will provide that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of the consolidated properties and assets of us and our subsidiaries, taken as a whole, to, another person (other than any such sale, conveyance, transfer or lease to one or more of our direct or indirect wholly owned subsidiaries, in which case, for the avoidance of doubt, the transferee shall not succeed to, and we shall not be discharged from, our obligation under the notes or the indenture) (each, a “business combination event”), unless (i) the resulting, surviving or transferee person (if not us) is a “qualified successor entity” (as defined below) (such qualified successor entity, the “successor entity”) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such successor entity (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such business combination event, no default or event of default has occurred and is continuing under the indenture. Upon any business combination event, the successor entity (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

For purposes of the provision described in the preceding paragraph, the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of one or more of our subsidiaries to another person, which properties and assets, if held by us instead of such subsidiaries, would constitute all or substantially all of our properties and assets on a consolidated basis, will be deemed to be the sale, conveyance, transfer or lease of all or substantially all of our properties and assets to another person.

Although these types of transactions will be permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

“Qualified successor entity” means, with respect to a business combination event, a corporation; provided, however, that (i) if such business combination event is an exempted fundamental change, then a limited liability company, limited partnership or other similar entity will also constitute a qualified successor entity with respect to such business combination event; and (ii) a limited liability company or limited partnership that is the resulting, surviving or transferee person of such business combination event will also constitute a qualified successor entity with respect to such business combination event, if each of the following clauses (1), (2), (3) and (4) is satisfied: (1) either (x) such limited liability company or limited partnership is treated as a corporation or an entity disregarded as separate from a corporation, in each case, for U.S. federal income tax purposes, or (y) we have received an opinion of a nationally recognized tax counsel to the effect that such business combination event will not be treated as an exchange under Section 1001 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), for holders or beneficial owners of the notes, (2) such limited liability company or limited partnership is a direct or indirect, wholly owned subsidiary of a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) duly organized and existing under the laws of the United States of America, any state thereof or the District of Columbia; (3) such business combination event constitutes a share exchange event whose reference property consists solely of any combination of U.S. dollars and shares of common stock or other corporate common equity interests of a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) described in clause (2); and (4) if such limited liability company or limited partnership is disregarded as separate from its owner for U.S. federal income tax purposes, its regarded owner for those purposes is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) described in clause (2).

Events of Default

For purposes of the notes, the description below under this section titled “—Events of Default” supersedes, in its entirety, the information in the accompanying prospectus under the captions “Description of Debt Securities—Events of Default under the Indenture” and “—Information Concerning the Trustee.”

Each of the following is an event of default with respect to the notes:

(1) default in any payment of special interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon any optional redemption, upon cleanup redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for three business days;

(4) our failure to give (i) a fundamental change notice as described under the caption “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” or notice of a make-whole fundamental change as described under the caption “—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption,” in either case when due and such failure continues for two business days, or (ii) notice of a specified corporate transaction as described under the caption “—Conversion Rights—Conversion upon Specified Corporate Events” when due and such failure continues for one business day;

(5) our failure to comply with our obligations under the caption “—Consolidation, Merger and Sale of Assets”;

(6) our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or the indenture;

(7) default by us or any of our significant subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed with a principal amount in excess of $100,000,000 (or its foreign currency equivalent) in the aggregate of us and/or any such significant subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity date or (ii) constituting a failure to pay the principal of any such debt when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and in the cases of clauses (i) and (ii), such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding in accordance with the indenture; or

(8) certain events of bankruptcy, insolvency, or reorganization of us or any of our “significant subsidiaries,” as defined below.

A “significant subsidiary,” for purposes of clauses (7) and (8) above, is a subsidiary that is a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(1) of Regulation S-X promulgated by the SEC (or any successor rule); provided that, in the case of a subsidiary that meets the criteria of clause (1)(iii) of the definition thereof but not clause (1)(i) or (1)(ii) thereof, in each case as such rule is in effect on the issue date, such subsidiary shall be deemed not to be a significant subsidiary unless the subsidiary’s income from continuing operations before income taxes (after intercompany eliminations), exclusive of amounts attributable to any noncontrolling interests for the last completed fiscal year prior to the date of such determination exceeds $100,000,000. For the avoidance of doubt, to the extent any such subsidiary would not be deemed to be a “significant subsidiary” under the relevant definition set forth in Article 1, Rule 1-02(w) of Regulation S-X (or any successor rule) as in effect on the relevant date of determination, such subsidiary shall not be deemed to be a “significant subsidiary” under the indenture irrespective of whether such subsidiary has greater than $100,000,000 in income from continuing operations as described in the immediately preceding sentence.

If an event of default (other than an event of default described in clause (8) above with respect to us) occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may declare 100% of the principal of and accrued and unpaid special interest, if any, on all the outstanding notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, described in clause (8) above with respect to us (and not solely our significant subsidiaries), 100% of the principal of and accrued and unpaid special interest, if any, on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid special interest, if any, will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default under the indenture relating to our failure to comply with our obligations as set forth under the caption “—Reports” below (including our obligations under Section 314(a)(1) of the Trust Indenture Act) (such default, a “reporting event of default”), will, for the first 365 days after the occurrence of such an event of default consist exclusively of the right to receive special interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day that such event of default is continuing during the first 180 days after the occurrence of such an event of default and 0.50% per annum of the principal amount of the notes outstanding from the 181st day to, and including, the 365th day following the occurrence of such event of default, as long as such event of default is continuing.

If we so elect, such special interest will be payable as set forth under the caption “—No Regular Interest; Special Interest.” On the 366th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 366th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the special interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the special interest when due, the notes will be immediately subject to acceleration as provided above as a result of the event of default pursuant to clause (6) of the definition thereof if such event of default is then continuing.

In order to elect to pay the special interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the two immediately preceding paragraphs, we must notify all holders of notes, the trustee and the paying agent (if other than the trustee) in writing of such election prior to the beginning of such 365-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

In no event shall special interest payable at our election for failure to comply with our reporting obligations pursuant to this caption “—Events of Default” accrue at a rate in excess of 0.50% per annum pursuant to the indenture, regardless of the number of events or circumstances giving rise to the requirement to pay such special interest.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to any continuing defaults relating to nonpayment of principal or any interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and any interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

For the avoidance of doubt, and without limiting the manner in which any default or event of default can be cured: (a) a failure by us to send a notice in accordance with the indenture and any related default (or event of default) shall be deemed cured and shall cease to continue upon delivery of such notice to the applicable recipient; (b) if we fail to make any payment of principal of or interest, if any, on the notes (or delivery of any other consideration in respect thereof) when due, such default (or event of default) shall be deemed cured and shall cease to continue upon the making of such payment or delivery, as applicable, together with any accrued and unpaid interest thereon (including, if applicable, any default interest); and (c) a reporting event of default (or a default that would be, after notice, passage of time or both, a reporting event of default) shall be deemed cured and shall cease to continue at such time as we file the applicable report or reports that gave rise to such default or reporting event of default (it being understood that any report that we file with the SEC through the EDGAR system (or any successor thereto) will be deemed to be filed with the trustee at the time such report is so filed via the EDGAR system (or such successor)); provided that, for the avoidance of doubt, (x) the cure of any event of default shall not invalidate any acceleration of the notes on account of such event of default that was properly effected prior to such time as such event of default was cured and (y) the cure of any reporting event of default shall not affect our obligation to pay any special interest that accrues prior to the time of such cure. In addition, if an event of default is cured or waived before any related notice of acceleration is delivered, such event of default shall be deemed cured and the notes shall not be subject to acceleration on account of such event of default.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the redemption price and the fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be.

If an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered, and if requested, provided, to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or any interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee written notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer, or provision, of such security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.

Prior to taking any action under the indenture, the trustee shall receive indemnification or security satisfactory to it against any loss, liability or expense caused by taking or not taking such action.

The indenture will provide that if a default occurs and is continuing and is actually known to a responsible officer of the trustee, the trustee must deliver to each holder notice of the default within 90 days after it obtains knowledge of such default. Except in the case of a default in the payment of principal of or any interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as it determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any event of default under the indenture that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after obtaining knowledge of the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposing to take in respect thereof; provided that we are not required to deliver such notice if such default has been cured.

Payments of the redemption price, the fundamental change repurchase price, principal and any special interest that are not made when due will not accrue interest unless special interest was payable on the required special interest payment date, in which case payments will accrue interest per annum at the then-applicable special interest rate from such required special interest payment date.

Modification and Amendment

For purposes of the notes, the description below under this section titled “—Modification and Amendment” supersedes, in its entirety, the information in the accompanying prospectus under the caption “Description of Debt Securities—Modification of Indenture; Waiver.”

Subject to certain exceptions, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment or supplement may, among other things:

(1) reduce the principal amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the stated time for payment of any interest on any note;

(3) reduce the principal amount of or extend the stated maturity of any note;

(4) except as required by the indenture, make any change that adversely affects the conversion rights of any notes;

(5) reduce the redemption price or the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any note payable in money, or at a place of payment, other than that stated in the note, or impair the right of a holder to institute suit for the enforcement of any payment of principal (including the redemption price and the fundamental change repurchase price, if applicable) of, accrued and unpaid interest, if any, on, or the consideration due upon conversion of, its notes, on or after the respective due dates expressed or provided for in the indenture;

(7) change the ranking of the notes; or

(8) make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend or supplement the indenture or the notes to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor entity of our obligations under the indenture;

(3) add guarantees with respect to the notes;

(4) secure the notes;

(5) add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(6) make any change that does not adversely affect the rights of any holder in any material respect, as certified by us in an officer’s certificate;

(7) in connection with any transaction described under the caption “—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” above, provide that the notes are convertible into reference property, subject to the provisions described under the caption “—Conversion Rights—Settlement upon Conversion” above, and make certain related changes to the terms of the notes to the extent expressly required by the indenture;

(8) conform the provisions of the indenture to the “Description of Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet and as evidenced in an officer’s certificate;

(9) comply with the rules of any applicable securities depositary, including DTC, so long as such amendment does not adversely affect the rights of any holder in any material respect;

(10) appoint a successor trustee with respect to the notes;

(11) increase the conversion rate as provided in the indenture;

(12) provide for the acceptance of appointment by a successor trustee, security registrar, paying agent, bid solicitation agent or conversion agent to facilitate the administration of the trusts under the indenture by more than one trustee;

(13) irrevocably elect a settlement method or a specified dollar amount, or eliminate our right to elect a settlement method (including, at our option, upon an irrevocable election as provided under the caption “—Conversion Rights—Settlement upon Conversion”); provided, however, that no such election or elimination will affect any settlement method theretofore elected (or deemed to be elected) with respect to any note pursuant to the provisions described above under the caption “—Conversion Rights”; or

(14) comply with any requirement of the SEC in connection with effecting or maintaining the qualification of the indenture or any supplemental indenture under the Trust Indenture Act, as then in effect.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

For purposes of the notes, the description below under this section titled “—Discharge” supersedes, in its entirety, the information in the accompanying prospectus under the caption “Description of Debt Securities— Discharge.”

We may satisfy and discharge our obligations under the indenture and the notes by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, at any redemption date, at any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or shares of common stock, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the indenture and the notes. These calculations include, but are not limited to, determinations of the stock price, the last reported sale prices of our common stock, the trading price of the notes (for purposes of determining whether the notes are convertible as described herein), the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued special interest, if any, payable on the notes, the redemption price and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee, the paying agent (if other than the trustee) and the conversion agent (if other than the trustee), and each of the trustee, the paying agent and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture will provide that any annual or quarterly reports (on Form 10-K or Form 10-Q or any respective successor form) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC) must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act (or any successor rule), which grace period, for the avoidance of doubt, shall be deemed applicable whether or not we check the box in the relevant Rule 12b-25 filing indicating that we expect to file such report within the applicable Rule 12b-25 grace period). Documents filed by us with the SEC via the EDGAR system (or any successor system) will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR (or any successor thereto), it being understood that the trustee shall not be responsible for determining whether such filings have been made. We will also comply with our other obligations under Section 314(a)(1) of the Trust Indenture Act. Delivery of reports, information and documents to the trustee under the indenture is for informational purposes only and the information and the trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein, or determinable from information contained therein including our compliance with any of our covenants thereunder (as to which the trustee is entitled to rely exclusively on an officer’s certificate).

Trustee

U.S. Bank Trust Company, National Association is the trustee, security registrar, paying agent and conversion agent under the notes and the indenture. U.S. Bank Trust Company, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing Law; Waiver of Jury Trial

The indenture will provide that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

EACH OF US, THE HOLDERS OF THE NOTES, BY THEIR ACCEPTANCE THEREOF, AND THE TRUSTEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to the notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters, the trustee or any agent of the foregoing are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest). Neither we nor the trustee, paying agent or conversion agent has any responsibility or liability for any act or omission of DTC.

Payments of principal and interest, if any, with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee (including in its capacity as paying agent) will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

DESCRIPTION OF CAPPED CALL TRANSACTIONS

In connection with the pricing of the notes, we entered into capped call transactions with the option counterparties. The capped call transactions cover, subject to customary adjustments, the number of shares of our common stock initially underlying the notes.

We intend to use $108.0 million of the net proceeds from this offering to pay the cost of the capped call transactions. If the underwriters exercise their over-allotment option, we expect to use a portion of the proceeds from the sale of the additional notes to enter into additional capped call transactions with the option counterparties.

The capped call transactions are expected generally to reduce the potential dilution to our common stock upon any conversion of notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be, in the event that the market price per share of our common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions, which initially corresponds to the conversion price of the notes and is subject to customary anti-dilution adjustments. If, however, the market price per share of our common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions, there would nevertheless be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that such market price exceeds the cap price of the capped call transactions. In addition, to the extent any observation period for any converted notes does not correspond to the period during which the market price of our common stock is measured under the terms of the capped call transactions, there could also be dilution and/or a reduced offset of any such cash payments as a result of the different measurement periods.

The cap price of the capped call transactions relating to the notes will initially be $1,734.15, which represents a premium of 150.0% over the last reported sale price of our common stock on the Nasdaq Global Market on the date of pricing of this offering, and is subject to certain adjustments under the terms of the capped call transactions.

We will not be required to make any cash payments to the option counterparties upon the exercise of the options that are a part of the capped call transactions, but we will be entitled to receive from them a number of shares of our common stock, an amount of cash or a combination thereof generally based on the amount by which the market price per share of our common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions during the relevant valuation period under the capped call transactions. However, if the market price per share of our common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions during such valuation period, the number of shares of our common stock and/or the amount of cash we expect to receive upon exercise of the capped call transactions will be capped based on the amount by which the cap price exceeds the strike price of the capped call transactions.

The capped call transactions are separate transactions entered into by us with the option counterparties, are not part of the terms of the notes and do not change the holders’ rights under the notes. As a holder of the notes, you do not have any rights with respect to the capped call transactions.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with these capped call transactions, see the captions “Plan of Distribution—Capped Call Transactions” and “Risk Factors—Risks Related to the Notes—The capped call transactions may affect the market price of the notes and our common stock.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations of the ownership, disposition and conversion of the notes and the ownership and disposition of shares of our common stock into which the notes may be converted. This summary is based upon provisions of the Code, applicable U.S. Treasury Regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which subsequently may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary deals only with a note or share of our common stock held as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment) by a beneficial owner who purchased the note on original issuance for cash at its “issue price” (generally, the first price at which a substantial portion of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is general in nature, does not address all aspects of U.S. federal income taxes and does not address state, local, estate, gift or non-U.S. tax consequences, or the special tax accounting rules under Section 451(b) of the Code, any minimum tax or the Medicare contribution tax on net investment income. In addition, this summary does not deal with all tax consequences that may be relevant to beneficial owners or investors in light of their personal circumstances or particular situations, or the tax consequences applicable to taxpayers subject to special rules, such as:

•

dealers in securities, banks, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, governmental organizations, tax-qualified retirement plans, insurance companies or traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•

persons holding notes or shares of our common stock as part of an integrated or conversion transaction or a straddle or persons deemed to sell notes or shares of our common stock under the constructive sale provisions of the Code;

•	certain former citizens or long-term residents of the United States;

•	U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other pass-through entities or investors in such entities, or

•	persons that hold, actually or constructively, more than 5% of our common stock.

If an entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes holds notes or shares of our common stock, the tax treatment of a partner generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or partner in a partnership holding the notes or shares of our common stock, you should consult your tax advisor.

We have not sought, nor will we seek, a ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the ownership, disposition or conversion of the notes or shares of our common stock, or that any such position would not be sustained.

As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of our common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of notes or shares of our common stock received upon conversion of the notes (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE OWNERSHIP, DISPOSITION AND CONVERSION OF THE NOTES OR THE SHARES OF OUR COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX RULES, THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR ANY OTHER TAXING JURISDICTION OR ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders

Special Interest

As described above under the caption “Description of Notes—Events of Default,” we may pay special interest on the notes in certain circumstances. We intend to take the position that the possibility of such payments should not cause the notes to be treated as contingent payment debt instruments. This position is based in part on our assessment that the possibility, as of the date of issuance of the notes, that such special interest will be paid, is remote, or that if such special interest were paid, they would be an incidental amount. Assuming this position is respected, if special interest accrues or is paid on the notes, although it is not free from doubt, such special interest should be taxable to a U.S. holder as ordinary income at the time it accrues or is paid in accordance with the U.S. holder’s regular method of tax accounting. U.S. holders should consult their own tax advisors regarding the treatment of such special interest.

Our position that the notes are not contingent payment debt instruments is binding on each U.S. holder unless such U.S. holder discloses its contrary position to the IRS in the manner required by applicable U.S. Treasury Regulations. Our position that the notes are not contingent payment debt instruments is not, however, binding on the IRS. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments because of the possibility of such payments, U.S. holders would, among other things, be required to accrue interest income on the notes in each year such U.S. holder holds the notes even though the notes generally do not provide for interest payments (other than special interest, if any), and generally to treat any gain recognized on the sale or other disposition of a note (including any gain realized on the conversion of a note) as ordinary income rather than as capital gain. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments and that no special interest will be paid on the notes.

Sale, Exchange, Redemption, Repurchase, Retirement or Other Taxable Disposition of Notes

Except as provided below under the caption “—Conversion of Notes,” a U.S. holder generally will recognize capital gain or loss upon the sale, exchange, redemption, repurchase, retirement or other taxable disposition of a note, equal to the difference between the sum of the cash plus the fair market value of any other property received upon such disposition and such U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note generally will be equal to the amount that the U.S. holder paid for the note, plus any amount included in income by the U.S. holder on an adjustment to the conversion rate of the note, as described under the caption “—Constructive Distributions” below. If, at the time of the sale, exchange, redemption, repurchase, retirement or other taxable disposition of the note, the U.S. holder held the note for more than one year, such capital gain or loss would be long-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally are subject to a reduced rate of U.S. federal income tax. A U.S. holder’s ability to deduct capital losses may be limited.

Conversion of Notes

If a U.S. holder presents a note for conversion, such U.S. holder may receive solely cash, solely common stock or a combination of cash and common stock in exchange for such note, depending upon our chosen settlement method.

If a U.S. holder receives solely common stock (and, if applicable, cash in lieu of a fractional share) in exchange for notes upon conversion, the U.S. holder generally will not recognize gain or loss upon the conversion of the notes into common stock, except to the extent of cash received in lieu of a fractional share. The amount of gain or loss a U.S. holder will recognize on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash the U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s adjusted tax basis in the note that is allocable to the fractional share. Any such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year. The tax basis of shares of our common stock received upon a conversion (including any fractional share deemed to be received by the U.S. holder) will equal the tax basis of the note that was converted. The U.S. holder’s holding period for the shares of our common stock will include the period during which the U.S. holder held the notes.

If a U.S. holder receives solely cash in exchange for notes upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under the caption “—Sale, Exchange, Redemption, Repurchase, Retirement or Other Taxable Disposition of Notes”).

The U.S. federal income tax treatment of the conversion of a note into a combination of cash and common stock is uncertain, and U.S. holders should consult their tax advisors regarding the consequences of such a conversion. In general, the income tax treatment will depend on whether the conversion is treated as a recapitalization (which requires that a note be treated as a “security” for U.S. federal income tax purposes, as described below) or alternatively as a conversion of a portion of the note into common stock and a taxable sale of a portion of the note for cash.

The conversion of a note may be treated as a recapitalization only if the notes are treated as “securities” for applicable U.S. federal income tax purposes. For these purposes, the term “security” is not defined in the Code or the U.S. Treasury Regulations and has not clearly been defined by judicial decisions. In general, however, an instrument is a “security” for these purposes if, based on all the facts and circumstances, the instrument constitutes a meaningful investment in the issuer of the instrument. Although there are a number of factors that may affect the determination of whether a debt instrument is a “security,” an important factor is the original term of the instrument, or the length of time between the issuance of the instrument and its maturity. In general, instruments with an original term of more than ten years are likely to be treated as “securities,” and instruments with an original term of less than five years are less likely to be treated as “securities.” In addition, the convertibility of a debt instrument into stock of the issuer may be an argument in favor of “security” treatment because of the holder’s possible equity participation in the issuer. U.S. holders should consult their own tax advisors regarding whether the notes should be treated as securities for U.S. federal income tax purposes.

If notes are securities for U.S. federal income tax purposes and the conversion is treated as a recapitalization, a U.S. holder will recognize gain, but not loss, in an amount equal to the lesser of (i) the excess of the sum of the cash and the fair market value of the common stock received over the U.S. holder’s tax basis in the notes converted and (ii) the amount of cash received (other than cash received in lieu of a fractional share). Any gain recognized on conversion generally will be capital gain and will be long-term capital gain if, at the time of the conversion, the U.S. holder has held the note for more than one year.

The tax basis of the shares of our common stock received upon such a conversion (including any fractional share deemed to be received by the U.S. holder) generally will equal the tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share), and increased by the amount of gain, if any, recognized (other than with respect to the receipt of cash in lieu of a fractional share). A U.S. holder’s tax basis in a fractional share of our common stock will be determined by allocating such holder’s tax basis in the shares of our common stock, as determined in accordance with the previous sentence, between the shares of our common stock actually received and the fractional share of our common stock deemed received upon conversion, in accordance with their respective fair market values. A U.S. holder’s holding period for shares of our common stock will include the period during which the U.S. holder held the notes. Cash received in lieu of a fractional share of our common stock upon a conversion of a note should be treated as a payment in exchange for the fractional share of our common stock. Accordingly, the receipt of cash in lieu of a fractional share of our common stock generally should result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share of our common stock and a U.S. holder’s tax basis allocable to such fractional share of our common stock, as described above.

If the conversion of a note into cash and common stock were not treated as a recapitalization, the cash payment received may be treated as proceeds from the sale of a portion of the note taxable in the manner described under the caption “—Sale, Exchange, Redemption, Repurchase, Retirement or Other Taxable Disposition of Notes” above, and the common stock received on such a conversion may be treated as received upon a conversion of the other portion of the note, which generally would not be taxable to a U.S. holder (as described above). In that case, the U.S. holder’s tax basis in the note generally would be allocated pro rata between the portion of the note that is treated as converted into common stock and the portion of the note that is treated as sold for cash based on the relative fair market values of the common stock and cash received. The holding period for the common stock received in the conversion would include the holding period for the note.

The discussion in this section should be read in conjunction with the discussion below under the caption “—Constructive Distributions” regarding the possibility that an adjustment to the conversion rate of a note converted in connection with a make-whole fundamental change or notice of redemption may be treated as a taxable stock dividend.

Exchange in Lieu of Conversion

If a U.S. holder surrenders notes for conversion, we direct the notes to be offered to a financial institution for exchange in lieu of conversion, and the designated institution accepts the notes and delivers shares of our common stock (and cash in lieu of a fractional share of our common stock, if applicable), cash or a combination of cash and common stock in exchange for the notes, the U.S. holder will be taxed on the transfer as a sale or exchange of the notes, as described above under the caption “—Sale, Exchange, Redemption, Repurchase, Retirement or Other Taxable Disposition of Notes.” In such case, the U.S. holder’s tax basis in the common stock received will equal the fair market value of the stock on the date of the exchange and its holding period in the shares of our common stock received will begin the day after the date of the exchange.

Possible Effect of the Change in Conversion Consideration After a Change in Control

In the event we undergo certain of the events described above under the captions “Description of Notes—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock,” and “Description of Notes—Consolidation, Merger and Sale of Assets,” the conversion rate and the related conversion consideration may be adjusted such that a U.S. holder would be entitled to convert its notes into the shares, property or assets other than our common stock described in such section. Depending on the facts and circumstances at the time of such event, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes. Whether or not such an adjustment results in a deemed exchange of the outstanding notes, a subsequent conversion of the notes might be treated as a fully taxable disposition of the notes if the property into which the notes are convertible is no longer stock of the notes’ obligor. Additionally, depending on the circumstances, the U.S. federal income tax consequences of the ownership of the notes and the shares of our common stock (or other consideration received on conversion of the notes) may be different from the U.S. federal income tax consequences addressed in this discussion. A U.S. holder should consult its tax advisor regarding the U.S. federal income tax consequences of such an adjustment.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments or to adjust properly) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings and profits may result in some circumstances in a deemed distribution to a U.S. holder for U.S. federal income tax purposes even though no cash or property is received. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, generally will not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder may, depending on the circumstances, including whether we have paid in the past or will pay in the future distributions on our stock or interest on other convertible debt, be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. In addition, an adjustment to the conversion rate in connection with a make-whole fundamental change or notice of redemption may be treated as a deemed distribution. Any deemed distributions will be taxable as a dividend, return of capital or capital gain as described under the caption “—Distributions on Common Stock” below. However, it is not entirely clear whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also not entirely clear whether corporate U.S. holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if backup withholding is paid on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), such backup withholding might be withheld from or set off against payments of cash and common stock payable on the notes (or, in certain circumstances, from any payments on the common stock) or sales proceeds payable to or other funds or assets of the U.S. holder. U.S. holder’s adjusted tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. U.S. holders should consult their tax advisors regarding the tax consequences of a constructive distribution.

We are required under current law to report the amount of any deemed distributions on our website or to the IRS and to holders of notes not exempt from reporting. Proposed U.S. Treasury Regulations address the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers. If adopted as proposed, the U.S. Treasury Regulations generally would provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the conversion adjustment over the fair market value of the right to acquire stock without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the note and the date of the actual distribution of cash or property that results in the deemed distribution, (iii) subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on deemed distributions and, if there is no associated cash payment, may withhold the required amounts from payments on the notes (or, in some circumstances, any payments on our common stock) or sales proceeds received by or other funds or assets of an investor, and (iv) we are required to report the amount of any deemed distributions on our website or to the IRS and all holders of notes (including holders of notes that otherwise would be exempt from information reporting).

If finalized as proposed, the U.S. Treasury Regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of notes and withholding agents may rely on the proposed U.S. Treasury Regulations prior to that date under certain circumstances.

Distributions on Common Stock

Distributions, if any, made on our common stock to a U.S. holder generally will be included in the U.S. holder’s income as ordinary dividend income to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. However, with respect to dividends received by certain non-corporate U.S. holders (including individuals), such dividends are taxed under current law at the lower applicable long-term capital gains rates, provided certain holding period and other requirements for treatment of such dividends as “qualified dividend income” are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock taxed as described below under the caption “—Sale, Certain Redemptions or Other Taxable Dispositions of Our Common Stock.” Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Sales, Certain Redemptions or Other Taxable Dispositions of Our Common Stock

Upon sales, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of all other property received upon such disposition and (ii) the U.S. holder’s tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) generally are subject to reduced rates of U.S. federal income tax. A U.S. holder’s ability to deduct capital losses may be limited.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments to a U.S. holder of distributions on shares of our common stock (as well as constructive distributions deemed paid with respect to the notes) and the proceeds of a sale of a note or share of our common stock unless the U.S. holder is an exempt recipient (such as a corporation), and, if required, certifies as to that status. Backup withholding (currently at a 24% rate) will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Consequences to Non-U.S. Holders

This discussion of consequences to non-U.S. holders below assumes that no special interest will be paid on the notes.

Distributions and Constructive Distributions

Any distributions paid to a non-U.S. holder with respect to the shares of our common stock (and any deemed distributions resulting from certain adjustments, or failures to make adjustments (or adequate adjustments), to the conversion rate on the notes, as described under the caption “—Consequences to U.S. Holders—Constructive Distributions” above), to the extent of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will be treated as dividends and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, on a security-by-security basis, to the extent of the non-U.S. holder’s tax basis in the security (and will reduce the non-U.S. holder’s basis in such security), and, to the extent such portion exceeds the non-U.S. holder’s tax basis in the security, the excess will be treated as gain from the taxable disposition of the security, the tax treatment of which is discussed below under the caption “—Sales, Exchanges, Certain Redemptions and Repurchases, Certain Conversions or Other Taxable Dispositions of Notes or Shares of Our Common Stock.” However, dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base) are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at individual rates or at the corporate rate, as applicable. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if withholding taxes are paid on behalf of a non-U.S. holder, those withholding taxes could be withheld from or set off against payments of cash and common stock payable on the notes (or, in certain circumstances, from any payments on the common stock) or sales proceeds payable to or other funds or assets of the non-U.S. holder.

A non-U.S. holder of shares of our common stock or notes who wishes to claim the benefit of an applicable income tax treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sales, Exchanges, Certain Redemptions and Repurchases, Certain Conversions or Other Taxable Dispositions of Notes or Shares of Our Common Stock

Subject to the discussion below regarding backup withholding, any gain recognized by a non-U.S. holder on sales, exchanges, certain redemptions and repurchases, certain conversions or other taxable dispositions of a note or common stock (as well as upon the conversion of a note into cash or a combination of cash and common stock) will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period and the five-year period ending on the date of disposition of the notes or common stock, as the case may be, and certain other conditions are met.

If a non-U.S. holder’s gain is described in the first bullet point above, such non-U.S. holder will be subject to tax at regular U.S. federal income tax rates on the net gain recognized, generally in the same manner as if it were a U.S. holder, unless an applicable income tax treaty provides otherwise. If a non-U.S. holder is a foreign corporation that recognizes gain described in the first bullet point above, such non-U.S. holder also may be subject to the branch profits tax equal to 30% (or such lower rate as may be prescribed under an applicable U.S. income tax treaty) of its effectively connected earnings and profits, subject to adjustments. If a non-U.S. holder is described in the second bullet point above, such non-U.S. holder will be subject to U.S. federal income tax at a flat rate of 30% (unless a lower treaty rate applies) on the gain recognized from the disposition (which gain may be offset by certain U.S.-source capital losses), even though the non-U.S. holder is not considered a resident of the United States.

In general, we would be a USRPHC if the fair market value of our U.S. real property interests equaled or exceeded 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business. We believe that we are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. However, there can be no assurance that we will not become a USRPHC in the future.

Information Reporting and Backup Withholding

Generally, we or an applicable withholding agent must report annually to the IRS and to non-U.S. holders the amount of distributions paid to non-U.S. holders (including constructive distributions deemed paid) and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, distributions and withholding also may be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, subject to the discussion of FATCA below, a non-U.S. holder otherwise will not be subject to information reporting and backup withholding with respect to payments of distributions that we make, provided the non-U.S. holder certifies its non-U.S. status on a validly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 (and the applicable payor does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption (and the applicable payor does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Withholding on Foreign Accounts

Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations thereunder (commonly referred to as “FATCA”), impose withholding at a 30% rate on certain types of “withholdable payments” made to a “foreign financial institution” or to a “non-financial foreign entity” (all as specifically defined for purposes of FATCA), whether such foreign financial institution or non-financial foreign entity is the beneficial owner or an intermediary, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as specifically defined for purposes of FATCA) or furnishes identifying information regarding each substantial United States owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it generally must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities (as specifically defined for purposes of FATCA), annually report certain information about such accounts and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders.

FATCA withholding currently applies to payments of constructive dividends on the notes, as well as to payments of dividends, if any, on our common stock. Foreign governments may enter into, and many foreign governments have entered into, intergovernmental agreements with the United States to implement FATCA in a different manner. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under the caption “—Distributions and Constructive Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Although the Code provides that FATCA withholding generally also will apply to payments of gross proceeds from the sale or other disposition of the notes or our common stock, proposed U.S. Treasury Regulations have been released that, if finalized in their present form, would eliminate the FATCA withholding of 30% applicable to gross proceeds from sales or other dispositions of notes or our common stock (other than amounts treated as dividends). The preamble to the proposed U.S. Treasury Regulations states that taxpayers generally may rely on them until final U.S. Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the application of FATCA to the ownership and disposition of the notes or the shares of our common stock into which the notes are convertible.

UNDERWRITING

We are offering the notes described in this prospectus supplement through a number of underwriters.

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters named below, through their representatives Wells Fargo Securities, LLC and Goldman Sachs & Co. LLC, have severally agreed to purchase from us, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the principal amount of notes listed next to its name in the following table:

Underwriters	Principal Amount of Notes
Wells Fargo Securities, LLC	$540,000,000
Goldman Sachs & Co. LLC	$204,000,000
Barclays Capital Inc.	$168,000,000
UBS Securities LLC	$168,000,000
Morgan Stanley & Co LLC	$120,000,000

Total	$1,200,000,000

The underwriters are committed to purchase all the notes offered by us if they purchase any of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated.

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of 2.00% of the principal amount of the notes. After the initial offering of the notes to the public, if all of the notes are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. Sales of any notes made outside of the United States may be made by affiliates of the underwriters.

We have granted the underwriters an option, which is exercisable within 13 days after the date beginning on, and including, the date on which the notes are first issued, to purchase up to an additional $150,000,000 aggregate principal amount of notes solely to cover over-allotments. To the extent the option is exercised, the underwriters will purchase notes in approximately the same proportion as shown in the table above. Any notes issued or sold under the option will be issued and sold on the same terms and conditions as the other notes that are the subject of this offering.

In addition, following the closing of this offering, we may enter into a senior secured revolving credit facility with one or more of the underwriters, their affiliates and/or other financial institutions providing for revolving loans in a principal amount up to $200 million.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes), assuming both no exercise and full exercise of the underwriters’ option to purchase additional notes.

	Paid by Us
	No Exercise	Full Exercise
Per note	2.00%	2.00%
Total	$24,000,000	$27,000,000

We estimate that the total expenses of this offering, including registration, listing and filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $5.2 million.

A prospectus supplement in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate notes to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Lock-Up Agreements

Each of our executive officers and directors have agreed not to offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise transfer or dispose of, or enter into any transaction that is designed to, or reasonably expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options held by these persons for a period of 45 days after the date of this prospectus supplement (the “Lock-Up Period”) without the prior written consent of Wells Fargo Securities, LLC and Goldman Sachs & Co. LLC. We have entered into a similar agreement with the underwriters in the underwriting agreement. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the applicable lock-up periods described above. However, Wells Fargo Securities, LLC and Goldman Sachs & Co. LLC may waive these restrictions in whole or in part at any time.

The restrictions described in the immediately preceding paragraph do not apply to a number of transactions in our securities, including, but not limited to:

•	the issuance and sale of notes by us to the underwriters pursuant to the underwriting agreement and issuance of shares upon conversion of the notes;

•	our entry into, exercise of rights and performance of obligations under, and any termination of, the capped call transactions;

•	the issuance by us of common stock pursuant to the Acquisition;

•	grants of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units or other stock-based awards pursuant to the 2019 Plan or the 2022 Plan;

•

issuances of common stock pursuant to the exercise, conversion or vesting of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units or other stock-based awards granted pursuant to the 2019 Plan or the 2022 Plan; and

•	issuances of common stock pursuant to an employee stock purchase plan and the filing of one or more registration statements on Form S-8 in connection therewith.

In addition, notwithstanding anything to the contrary in the foregoing, we may keep in effect the Sales Agreement, provided, however, that no sales of common stock under the Sales Agreement shall be made until the earlier of (i) the first business day after the underwriters exercise the option to purchase additional notes and

(ii) 13 days after the date beginning on, and including, the date on which the notes are first issued, provided further, that we may not sell shares under the Sales Agreement in excess of $50.0 million during the Lock-Up Period.

The restrictions described in the second immediately preceding paragraph relating to our executive officers and directors do not apply, subject in certain cases to various conditions, to a number of transactions in our securities, including, but not limited to:

•	transfers by gift, will or intestacy;

•	dispositions to any trust the beneficiaries of which are the lock-up party and/or immediate family members of the lock-up party, or in the case of a trust, to any beneficiaries of the trust;

•	transfers to an immediate family member of the lock-up party or a trust formed for the benefit of an immediate family member;

•	transfers pursuant to a domestic order or negotiated divorce settlement;

•

distributions to partners, members or shareholders of the lock-up party, or to any corporation, partnership or other entity that controls, is controlled by or is under common control with the lock-up party;

•

transfers to us upon a vesting event of our securities or upon the exercise of options to purchase our securities on a “cashless” or “net exercise” basis (in each case solely to the extent permitted by the instruments representing such options or other securities);

•	sales of shares of common stock upon the vesting of restricted stock units;

•	the establishment of a trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act after the date of this prospectus supplement;

•	the exercise of an option to purchase shares of common stock granted under any of our stock-based compensation plans;

•	sales of shares under a trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act that is in effect as of the date of this prospectus supplement;

•	de minimis open-market sales of no more than an aggregate of 10,000 shares of common stock; and

•	transfers of shares of common stock for estate planning purposes.

Price Stabilization and Short Positions

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling notes in the open market for the purposes of preventing or retarding a decline in the market price of the notes while this offering is in progress. These stabilizing transactions may include making short sales of notes, which involves the sale by the underwriters of a greater number of notes than they are required to purchase in this offering, and purchasing notes on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional notes referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional notes, in whole or in part, or by purchasing notes in the open market. In making this determination, the underwriters will consider, among other things, the price of notes available for purchase in the open market compared to the price at which the underwriters may purchase notes through the option to purchase additional notes. A naked short positions is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market that could adversely effect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase notes in the open market to cover the position.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our notes. Additionally, these purchases may stabilize, maintain or otherwise affect the market price of our notes. As a result, the price of our notes may be higher than the price that might otherwise exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Nasdaq Listing

Our common stock is listed on The Nasdaq Global Market under the symbol “SITM.”

Electronic Offer, Sale and Distribution of Notes

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as email. In addition, the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriters may allocate a limited number of notes for sale to their online brokerage customers. A prospectus in electronic format may be made available on Internet websites maintained by one or more of the lead underwriters of this offering and may be made available on websites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus supplement or the accompanying prospectus or the registration statement of which such prospectus forms a part.

Other Relationships

In the ordinary course of the underwriters’ business activities, the underwriters and/or their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. They may receive customary fees and commissions for these transactions. In connection with our entry into the Asset Purchase Agreement, we entered into the Commitment Letter with the commitment banks, pursuant to which the commitment banks committed to provide us with debt financing to fund a portion of the cash consideration in an aggregate principal amount of up to $900.0 million in the form of the Bridge Facility, subject to customary conditions. We are conducting this offering as permanent financing in lieu of the Bridge Facility. In addition, following the closing of this offering, we may enter into a revolving credit facility with one or more of the underwriters and/or their affiliates for which they would receive customary fees. Each of the underwriters or their affiliates is an option counterparty in the capped call transactions.

Capped Call Transactions

In connection with the pricing of the notes, we entered into capped call transactions with the option counterparties. The capped call transactions cover, subject to customary adjustments, the number of shares of our common stock initially underlying the notes. The capped call transactions are expected generally to reduce the potential dilution to our common stock upon any conversion of notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap.

We intend to use $108.0 million of the net proceeds from this offering to pay the cost of the capped call transactions. If the underwriters exercise their over-allotment option, we expect to enter into additional capped call transactions with the option counterparties.

In connection with establishing their initial hedges of the capped call transactions, we expect the option counterparties or their respective affiliates will enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes, including with certain investors in the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during the 40 trading day period beginning on the 41st scheduled trading day prior to the maturity date of the notes, or, to the extent we exercise the relevant election under the capped call transactions, following any repurchase, redemption or conversion of the notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares, if any, and value of the consideration that you will receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with the capped call transactions, see “Risk Factors—Risks Related to the Notes—The capped call transactions may affect the market price of the notes and our common stock.”

Settlement

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about May 22, 2026, which will be the second business day following the initial trade date for the notes (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day preceding the settlement date should consult their own advisors.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The notes may not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFD II”); or

(ii)

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that it has not offered, sold, distributed or otherwise made available and will not offer, sell, distribute or otherwise make available any notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression retail investor means a person who is either one or both of the following:

(i)	not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended; or

(ii)	not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024; and

(b)

the expression offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to buy or subscribe for the notes.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2011 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. Neither this prospectus supplement nor the accompanying prospectus constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The notes may not be offered for sale, nor may application for the sale or purchase of any notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement nor any other offering material or advertisement relating to the notes may be distributed or published in Australia unless, in each case:

(a)

the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)

the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)

the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of 761G of the Corporations Act; and

(e)	such action does not require any document to be lodged with ASIC or the ASX.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to Section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and therein and has no responsibility for this prospectus supplement or the accompanying prospectus. The securities to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement and the accompanying prospectus, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus supplement and the accompanying prospectus are strictly private and confidential and are being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) of Hong Kong and any rules made thereunder; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (“CO”), or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the securities nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription of purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription of purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Future Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement or accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement or accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS

Cooley LLP will pass upon the validity of the notes offered hereby. Davis Polk & Wardwell LLP, New York, New York, is representing the underwriters in connection with this offering.

EXPERTS

The financial statements of SiTime Corporation as of December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, incorporated by reference in this prospectus supplement, and the effectiveness of SiTime Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements and schedule of SiTime Corporation for the year ended December 31, 2023 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited combined financial statements of the Timing Product Business (the “Business”), a product line of Renesas Electronics America, Inc., incorporated in this prospectus by reference to SiTime Corporation’s Current Report on Form 8-K dated May 19, 2026 have been so incorporated in reliance on the report (which contains an emphasis of matter paragraph which states that the combined financial statements were prepared in connection with the acquisition of the Business as described in Note 1 and for the purpose of complying with rules and regulation of the U.S. Securities and Exchange Commission and are not intended to be a complete presentation of the financial position, results of operations or cash flows of the Business) of PricewaterhouseCoopers Japan LLC, independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

We maintain a website at www.sitime.com. Information contained in or accessible through our website does not constitute a part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus supplement and the accompanying prospectus is considered to be part of this prospectus supplement and the accompanying prospectus. Information in this prospectus supplement and the accompanying prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement and the accompanying prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus. We incorporate by reference into this prospectus supplement, the accompanying prospectus and the registration statement of which this prospectus supplement and the accompanying prospectus are a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-39135), excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 11, 2026;

•	the information incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2025, from our proxy statement on Schedule 14A, filed with the SEC on April 15, 2026;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 7, 2026;

•	our Current Report on Form 8-K filed with the SEC on January 21, 2026, February 4, 2026, March 24, 2026, May 11, 2026 and May 19, 2026; and

•

the description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on November 14, 2019, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Information in such future filings updates and supplements the information provided in this prospectus supplement and the accompanying prospectus, including any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein or therein by reference, to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

SiTime Corporation

Attn: Corporate Secretary

5451 Patrick Henry Drive

Santa Clara, California 95054

(408) 328-4400

Prospectus

Common Stock

Preferred Stock

Debt Securities

Warrants

From time to time, we or selling securityholders may offer and sell any combination of the securities described in this prospectus, either individually or in combination. We or selling securityholders may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants.

We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

Our common stock is listed on The Nasdaq Global Market under the trading symbol “SITM.” On February 23, 2024, the last reported sale price of our common stock was $97.00 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on The Nasdaq Global Market or other securities exchange of the securities covered by the applicable prospectus supplement.

Investing in our securities involves a high degree of risk. Before making an investment decision, you should review carefully the risks described under the heading “Risk Factors” on page 5 of this prospectus and any similar section contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.

This prospectus may not be used to consummate a sale of securities unless accompanied by a prospectus supplement.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. Unless the applicable prospectus supplement provides otherwise, we will not receive any proceeds from the sale of securities by selling securityholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 26, 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration statement, we or selling securityholders may, from time to time, offer and sell, either individually or in combination, in one or more offerings, any combination of the securities described in this prospectus. There is no limit on the aggregate amount of the securities that we or selling securityholders may offer pursuant to the registration statement of which this prospectus is a part.

This prospectus provides you with a general description of the securities we or selling securityholders may offer. Each time we or selling securityholders offer securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before buying any of the securities being offered.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different or additional information. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus, the accompanying prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

ii

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

SiTime Corporation

Overview

We are a leading provider of precision timing (“Precision Timing”) solutions to the global electronics industry. Our Precision Timing solutions are the heartbeat of our customers’ electronic systems, providing the timing functionality that is needed for electronics to operate reliably and correctly. We provide Precision Timing solutions that are differentiated by high performance, high resilience, and high reliability, along with programmability, small size, and low power consumption. Our products have been designed into over 300 applications across our target markets, including communications, datacenter and enterprise, automotive, industrial, aerospace, mobile, Internet of Things, and consumer. Our current solutions include various types of oscillators, as well as clock integrated circuits (“ICs”) and resonators.

We were acquired by MegaChips Corporation (“MegaChips”), in 2014 and were a wholly-owned subsidiary of MegaChips, a fabless semiconductor company based in Japan and traded on the Tokyo Stock Exchange, until November 25, 2019. On November 25, 2019, we completed the initial public offering of shares of our common stock. On June 16, 2020, we completed a follow-on public offering, in which we issued and sold 1,525,000 shares of our common stock and MegaChips sold 2,500,000 of our common stock held by them. On February 22, 2021, we completed a follow-on public offering, in which we issued and sold 1,500,000 shares of our common stock and MegaChips sold 1,500,000 of our common stock held by them. On November 15, 2021, we completed a follow-on public offering, in which we issued and sold 1,300,000 shares of our common stock and MegaChips sold 1,000,000 of our common stock held by them. MegaChips continues to be our largest stockholder and held approximately 20.7% of our common stock as of December 31, 2023.

Corporate Information

We were incorporated in Delaware on December 3, 2003. Our principal executive offices are located at 5451 Patrick Henry Drive, Santa Clara, California 95054, and our telephone number is (408) 328-4400. Our corporate website address is www.sitime.com. Information found on, or accessible through, our website is not a part of this prospectus and should not be relied on in determining whether to make an investment decision. The inclusion of our website address in this prospectus is an inactive textual reference only.

The Securities We or Selling Securityholders May Offer

We or selling securityholders may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in combination, from time to time under this prospectus, together with the applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of any offering. There is no limit on the aggregate amount of the securities that we or selling securityholders may offer pursuant to the registration statement of which this prospectus is a part. We or selling securityholders may also offer common stock, preferred stock and/or debt securities upon the exercise of warrants. This prospectus provides you with a general description of the securities we or selling securityholders may offer. Each time we or selling securityholders offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity date, if applicable;

•	original issue discount, if any;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion, exercise, exchange or sinking fund terms, if any;

•

conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	material or special U.S. federal income tax considerations, if any.

The applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We or selling securityholders may sell the securities directly to investors or to or through agents, underwriters or dealers. We or selling securityholders and our or their agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we or selling securityholders do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock. We may issue shares of our common stock from time to time, and the selling securityholders may offer shares of our common stock from time to time. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. In this prospectus, we have summarized certain general features of the common stock under “Description of Capital Stock — Common Stock.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to any common stock being offered.

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Our board of directors will determine the designations, voting powers, preferences and rights of the preferred stock, as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, preemptive rights, terms of redemption or repurchase, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Convertible preferred stock will be convertible into our common stock or exchangeable for other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

If we sell any series of preferred stock under this prospectus, we will fix the designations, voting powers, preferences and rights of the preferred stock of each series we issue under this prospectus, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that contains the terms of the series of preferred stock we are offering. In this prospectus, we have summarized certain general features of the preferred stock under “Description of Capital Stock — Preferred Stock.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates. Any debt securities issued under this prospectus will be issued under one or more documents called indentures, which are contracts between us and a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities under “Description of Debt Securities.” We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

Warrants. We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or in combination with common stock, preferred stock and/or debt securities. In this prospectus, we have summarized certain general features of the warrants under “Description of Warrants.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as any warrant agreements and warrant certificates that contain the terms of the warrants. We have filed forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants that may be offered as exhibits to the registration statement of which this prospectus is a part. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants.

Any warrants issued under this prospectus may be evidenced by warrant certificates. Warrants also may be issued under an applicable warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

Use of Proceeds

Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered by us hereunder, if any, for working capital, capital expenditures and other general corporate purposes. See “Use of Proceeds” in this prospectus.

Nasdaq Global Market Listing

Our common stock is listed on The Nasdaq Global Market under the symbol “SITM.” The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on The Nasdaq Global Market or other securities exchange of the securities covered by the applicable prospectus supplement.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated herein by reference, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	our plans to focus on oscillators, clock ICs, resonators and timing synchronization solutions and to aggressively expand our presence in these markets;

•	our expectations regarding our ability to address market and customer demands and to timely develop new or enhanced solutions to meet those demands;

•	anticipated trends, challenges and growth in our business and the markets in which we operate, including pricing expectations;

•	our expectations regarding our revenue, average selling prices, gross margin, and expenses;

•	our expectations regarding the effects of macroeconomic events;

•	our expectations regarding dependence on a limited number of customers and end customers;

•	our customer relationships and our ability to retain and expand our customer relationships and to achieve design wins;

•	our expectations regarding the success, cost, and timing of new products;

•	the size and growth potential of the markets for our solutions, and our ability to serve and expand our presence in those markets;

•

our plans to expand sales and marketing efforts through increased collaboration with our distributors and contracted sales representatives, and our plans to grow direct online sales through our self-service online store;

•	our expectations to identify new customers and deliver differentiated Precision Timing solutions to them through digital marketing strategies;

•	our goal to become the leading provider of Precision Timing solutions for advanced and challenging applications;

•	our positioning of being designed into current systems as well as future products;

•	our belief that our advanced packaging designs can enable the smallest footprints in the industry;

•	our expectations regarding competition in our existing and future markets;

•

the impact a pandemic, epidemic, or other outbreak of disease may in the future have on our business, results of operations and financial condition, as well as the businesses of our suppliers and customers;

•	our expectations regarding regulatory developments in the United States and foreign countries;

•	our expectations regarding the performance of, and our relationships with, our third-party suppliers and manufacturers;

•	our expectations regarding our and our customers’ ability to respond successfully to technological or industry developments;

•	our expectations regarding our ability to attract and retain key personnel;

•	our expectations regarding intellectual property and related litigation;

•

our belief as to the sufficiency of our existing cash and cash equivalents and short-term investments funds to meet our cash needs for at least the next 12 months and our future capital requirements over the longer term;

•	the adequacy and availability of our leased facilities;

•	the accuracy of our estimates regarding capital requirements, and needs for additional financing; and

•	our expectations regarding use of proceeds from offerings under this prospectus and any related prospectus supplement.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements, or the negative of these terms or other comparable terminology. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks and uncertainties under the heading “Risk Factors” contained in the applicable prospectus supplement, in any free writing prospectuses we may authorize for use in connection with a specific offering, and in our most recent Annual Report on Form 10-K, as updated, amended, or superseded by the risks and uncertainties described under similar headings in our subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered by us hereunder, if any, for working capital, capital expenditures and other general corporate purposes, which may include costs of funding future acquisitions or for any other purpose we describe in the applicable prospectus supplement.

Unless the applicable prospectus supplement provides otherwise, we will not receive any of the proceeds from the sale of our securities by selling securityholders.

DESCRIPTION OF CAPITAL STOCK

Capital Structure

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws. Copies of these documents are filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

General

Our authorized capital stock consists of 210,000,000 shares, all with a par value of $0.0001 per share, of which:

•	200,000,000 shares are designated as common stock; and

•	10,000,000 shares are designated as preferred stock.

Common stock

Voting Rights. Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law. Cumulative voting for the election of directors is not provided for in our amended and restated certificate of incorporation, which means that the holders of a majority of our shares of common stock can elect all of the directors then standing for election.

Dividends and Distributions. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Liquidation Rights. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of other claims of creditors.

The rights, preferences, and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Preemptive or Similar Rights. Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Preferred Stock

Our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 10,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that these holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. We have no present plan to issue any shares of preferred stock.

We will fix the designations, voting powers, preferences and rights of the preferred stock of each series we issue under this prospectus, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that contains the terms of the series of preferred stock we are offering. We will describe in the applicable prospectus supplement the terms of the series of preferred stock being offered, including, to the extent applicable:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if applicable;

•	the provisions for a sinking fund, if applicable;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of material United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

Anti-Takeover Provisions

Certain provisions of Delaware law, our amended and restated certificate of incorporation, and our and amended and restated bylaws could have the effect of delaying, deferring, or discouraging another party from acquiring control of us.

Certificate of Incorporation and Bylaws. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that:

•

authorize our board of directors to issue, without further action by the stockholders, 10,000,000 shares of undesignated preferred stock with terms, rights, and preferences determined by our board of directors that may be senior to our common stock, which preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors, the Chairman of our board of directors, or our chief executive officer;

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	establish that our board of directors is divided into three classes, with each class serving three-year staggered terms;

•	prohibit cumulative voting in the election of directors;

•	provide that our directors may be removed only for cause;

•	provide that vacancies on our board of directors may be filled by a majority of directors then in office, even if less than a quorum;

•

require the approval of our board of directors or the holders of at least 66 2/3% of our outstanding shares of capital stock to amend our amended and restated bylaws and certain provisions of our amended and restated certificate of incorporation;

•

authorize us to indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures;

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unless we otherwise consent in writing, establish the Court of Chancery of the State of Delaware as the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty; any action asserting a claim against us arising pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), our amended and restated certificate of incorporation, or our amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine; and

•

unless we otherwise consent in writing, establish the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, other employees or agents arising under the Securities Act of 1933, as amended.

Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Listing

Our common stock is listed on The Nasdaq Global Market under the trading symbol “SITM.” The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on The Nasdaq Global Market or any securities market or other exchange of the other securities covered by such prospectus supplement.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall St, Canton, MA 02021 and the telephone number is (800) 736-3001.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we or selling securityholders may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the debt securities under the indenture that we will enter into with trustee named in the indenture. The indenture will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we or selling securityholders may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount” (“OID”), for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title of the series of debt securities;

•	any limit upon the aggregate principal amount that may be issued;

•	the maturity date or dates;

•	the form of the debt securities of the series;

•	the applicability of any guarantees;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

•

if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal

•

amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

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the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•

if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

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the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

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any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

•	whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities;

•

the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities, and the depositary for such global security or securities;

•

if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

•	if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

•	additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

•

additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

•	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

•	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

•	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

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the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

•	any restrictions on transfer, sale or assignment of the debt securities of the series; and

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any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of our assets as an entirety or substantially as an entirety. However, any successor to or acquirer of such assets (other than a subsidiary of ours) must assume all of our obligations under the indenture or the debt securities, as appropriate.

Events of Default under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

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if we fail to pay any installment of interest on any series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

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if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

•

if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

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subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request,

•	such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the trustee in compliance with the request; and

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the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

•	to comply with the provisions described above under “Description of Debt Securities—Consolidation, Merger or Sale;”

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

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to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the

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occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

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to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•	to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;

•

to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of any debt securities of any series;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	provide for payment;

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	pay principal of and premium and interest on any debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the trustee;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), or another depositary named by us and identified in the applicable prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating to any book entry securities will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

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issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the internal laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements and in any related free writing prospectuses that we may authorize to be distributed to you, summarizes the material terms and provisions of the warrants that we or selling securityholders may offer under this prospectus, which may consist of warrants to purchase common stock, preferred stock or debt securities and be issued in one or more series. Warrants may be offered independently or in combination with common stock, preferred stock or debt securities offered by any prospectus supplement. While the terms we have summarized below will apply generally to any warrants that we or selling securityholders may offer under this prospectus, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The following description of warrants will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of warrants may specify different or additional terms.

We have filed forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants that may be offered as exhibits to the registration statement of which this prospectus is a part. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that describe the terms of the particular series of warrants we or selling securityholders are offering, and any supplemental agreements, before the issuance of such warrants. The following summaries of material terms and provisions of the warrants are subject to, and qualified in their entirety by reference to, all the provisions of the form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements applicable to a particular series of warrants that we or selling securityholders may offer under this prospectus. We urge you to read the applicable prospectus supplement related to the particular series of warrants that we or selling securityholders may offer under this prospectus, as well as any related free writing prospectuses, and the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements, that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	a discussion of any material or special U.S. federal income tax considerations of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•

in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•

in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Unless we otherwise specify in the applicable prospectus supplement, warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant or warrant certificate, as applicable, properly completed and duly executed at the corporate trust office of the warrant agent, if any, or any other office, including ours, indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the securities purchasable upon such exercise. If less than all of the warrants (or the warrants represented by such warrant certificate) are exercised, a new warrant or a new warrant certificate, as applicable, will be issued for the remaining warrants.

Governing Law

Unless we otherwise specify in the applicable prospectus supplement, the warrants and any warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

Each warrant agent, if any, will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under the section entitled “Special Situations When a Global Security Will Be Terminated” in this prospectus. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

•

we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•

the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement.

When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

SELLING SECURITYHOLDERS

Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our securities. If the registration statement of which this prospectus forms a part is used by selling securityholders for the resale of any securities registered thereunder pursuant to a registration rights agreement between us and such selling securityholders or otherwise, information about such selling securityholders, their beneficial ownership of our securities and their relationship with us will be set forth in a prospectus supplement.

PLAN OF DISTRIBUTION

We or selling securityholders may sell the securities from time to time pursuant to underwritten public offerings, direct sales to the public, negotiated transactions, block trades or a combination of these methods. We or selling securityholders may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We or selling securityholders may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•	the name or names of the underwriters, if any;

•	the name or names of the or selling securityholders, if any;

•	the purchase price of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;

•	any over-allotment options or other options under which underwriters may purchase additional securities from us or selling securityholders;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We or selling securityholders may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment or other option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We or selling securityholders may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We or selling securityholders may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we or selling securityholders will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We or selling securityholders may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We or selling securityholders may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Selling securityholders may be deemed to be underwriters under the Securities Act in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters or agents that are qualified market makers on The Nasdaq Global Market may engage in passive market making transactions in the common stock on The Nasdaq Global Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Cooley LLP will pass upon the validity of the securities offered by this prospectus, and any supplement thereto, unless otherwise indicated in the applicable prospectus supplement. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedule of SiTime Corporation (the “Company”) as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-39135):

•	our Annual Report on Form 10-K, for the year ended December 31, 2023, filed with the SEC on February 26, 2024;

•	our Current Report on Form 8-K filed with the SEC on January 25, 2024; and

•

the description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on November 14, 2019, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements. We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

SiTime Corporation

5451 Patrick Henry Drive

Santa Clara, California 95054

Attn: Investor Relations

(408) 328-4400

$1,200,000,000

0% Convertible Senior Notes due 2031

PROSPECTUS SUPPLEMENT

Book-Running Managers

Wells Fargo Securities	Goldman Sachs & Co. LLC

Barclays	UBS Investment Bank	Morgan Stanley

Financial Advisor to SiTime Corporation

HudsonWest

May 19, 2026